PART II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tesoro Logistics GP, LLC and
Unitholders of Tesoro Logistics LP

We have audited the accompanying consolidated balance sheets of Tesoro Logistics LP (the “Partnership”) as of December 31, 2015 and 2014, and the related combined consolidated statements of operations, partners’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tesoro Logistics LP at December 31, 2015 and 2014, and the combined consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
November 29, 2016

TESORO LOGISTICS LP
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015 (a)	2014 (a)	2013 (a)
	(In millions, except per unit amounts)
Revenues
Affiliate	$615	$497	$273
Third-party	497	103	40
Total Revenues	1,112	600	313
Costs and Expenses:
Operating and maintenance expenses	455	313	188
Imbalance settlement gains, net and reimbursements	(40)	(43)	(12)
General and administrative expenses	102	74	32
Depreciation and amortization expenses	180	79	48
Loss (gain) on asset disposals and impairments	1	(4)	—
Total Costs and Expenses	698	419	256
Operating Income	414	181	57
Interest and financing costs, net	(150)	(109)	(39)
Equity in earnings of unconsolidated affiliates	7	1	—
Earnings Before Income Taxes	271	73	18
Income tax expense	1	—	—
Net Earnings	$270	$73	$18

Loss attributable to Predecessors	$22	$29	$62
Net earnings attributable to noncontrolling interest	(20)	(3)	—
Net earnings attributable to partners	272	99	80
General partner’s interest in net earnings, including incentive distribution rights	(73)	(43)	(12)
Limited partners’ interest in net earnings	$199	$56	$68

Net earnings per limited partner unit:
Common - basic	$2.33	$0.96	$1.48
Common - diluted	$2.33	$0.96	$1.47
Subordinated - basic and diluted	$—	$0.62	$1.35

Weighted average limited partner units outstanding:
Common units - basic	84.7	54.2	31.5
Common units - diluted	84.8	54.2	31.6
Subordinated units - basic and diluted	—	5.6	15.3

Cash distributions paid per unit	$2.8350	$2.4125	$2.0175
_____________

(a)	All periods include the historical results of the Predecessors. See Notes 1 and 2 for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015 (a)	2014 (a)
	(In millions, except unit amounts)
ASSETS
Current Assets
Cash and cash equivalents	$16	$19
Receivables, net
Trade	139	122
Affiliate	85	69
Other	—	18
Prepayments and other	12	7
Total Current Assets	252	235
Net Property, Plant, and Equipment	3,467	3,360
Acquired Intangibles, net	976	973
Goodwill	130	164
Investments in Unconsolidated Affiliates	58	57
Other Noncurrent Assets	26	30
Total Assets	$4,909	$4,819

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable
Trade	$84	$141
Affiliate	48	53
Accrued interest and financing costs	31	28
Other current liabilities	59	69
Total Current Liabilities	222	291
Other Noncurrent Liabilities	49	45
Debt, Net of Unamortized Issuance Costs	2,844	2,544
Total Liabilities	3,115	2,880
Commitments and Contingencies (Note 11)
Equity
Equity of Predecessors	16	49
Common unitholders: 93,478,326 units issued and outstanding (80,125,930 in 2014)	1,707	1,474
General partner: 1,900,515 units issued and outstanding (1,631,448 in 2014)	(13)	(19)
Noncontrolling interest	84	435
Total Equity	1,794	1,939
Total Liabilities and Equity	$4,909	$4,819
_____________

(a)	Adjusted to include the historical results of the Predecessors. See Notes 1 and 2 for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
COMBINED CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

		Partnership
	Equity of Predecessors (a)	Common	Subordinated	General Partner	Non-controlling Interest	Total
	(In millions)
Balance at December 31, 2012	$46	$153	$(144)	$(27)	$—	$28
Sponsor contributions of equity to the Predecessors	43	—	—	—	—	43
Sponsor contribution of assets acquired to the Predecessors	731	—	—	—	—	731
Loss attributable to Predecessors	(62)	—	—	—	—	(62)
Net liabilities not assumed by Tesoro Logistics LP	15	—	—	—	—	15
Allocation of net assets acquired by the unitholders	(698)	655	—	43	—	—
Equity offering, net of issuance costs	—	710	(9)	8	—	709
Distributions to unitholders and general partner related to acquisitions (b)	—	(1,049)	—	(80)	—	(1,129)
Quarterly distributions to unitholders and general partner	—	(63)	(30)	(9)	—	(102)
Net earnings excluding loss attributable to Predecessors	—	46	22	12	—	80
Other	—	7	—	—	—	7
Balance at December 31, 2013	$75	$459	$(161)	$(53)	$—	$320
Sponsor contributions of equity to the Predecessors	31	—	—	—	—	31
Loss attributable to Predecessors	(29)	—	—	—	—	(29)
Net liabilities not assumed by Tesoro Logistics LP	1	—	—	—	—	1
Allocation of net assets acquired by the unitholders	(29)	28	—	1	—	—
Equity offering, net of issuance costs	—	1,449	—	29	—	1,478
Quarterly distributions to unitholders and general partner	—	(131)	(17)	(35)	—	(183)
Subordinated unit conversion	—	(165)	165	—	—	—
Distributions to unitholders and general partner related to acquisitions (b)	—	(237)	—	(6)	—	(243)
Contributions	—	27	—	2	—	29
Net earnings excluding loss attributable to Predecessors	—	43	13	43	3	102
Noncontrolling interest acquired	—	—	—	—	432	432
Other	—	1	—	—	—	1
Balance at December 31, 2014	$49	$1,474	$—	$(19)	$435	$1,939
Sponsor contributions of equity to the Predecessors	25	—	—	—	—	25
Loss attributable to Predecessors	(22)	—	—	—	—	(22)
Net liabilities not assumed by Tesoro Logistics LP	3	—	—	—	—	3
Allocation of net assets acquired by the unitholders	(39)	37	—	2	—	—
Equity offering, net of issuance costs	—	95	—	4	—	99
Quarterly distributions to unitholders and general partner	—	(240)	—	(68)	(22)	(330)
Distributions to unitholders and general partner related to acquisitions (b)	—	(235)	—	(15)	—	(250)
Contributions	—	22	—	10	—	32
Net earnings excluding loss attributable to Predecessors	—	199	—	73	20	292
QEPM Merger	—	351	—	—	(351)	—
Other	—	4	—	—	2	6
Balance at December 31, 2015	$16	$1,707	$—	$(13)	$84	$1,794
________________

(a)	Adjusted to include the historical results of the Predecessors. See Notes 1 and 2 for further discussion.

(b)
Distributions to unitholders and general partner include $250 million, $243 million and $1.1 billion in cash payments for acquisitions from Tesoro during 2015, 2014 and 2013, respectively. As an entity under common control with Tesoro, we record the assets that we acquire from Tesoro in our consolidated balance sheets at Tesoro’s historical book value instead of fair value, and any excess of cash paid over the historical book value of the assets acquired from Tesoro is recorded within equity. As a result of this accounting treatment, these transactions resulted in net decreases of $211 million, $214 million and $431 million in our equity balance during 2015, 2014 and 2013, respectively.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015 (a)	2014 (a)	2013 (a)
	(In millions)
Cash Flows From (Used In) Operating Activities:
Net earnings	$270	$73	$18
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation and amortization expenses	180	79	48
Amortization of debt issuance costs	8	6	2
Unit-based compensation expense	6	2	2
Other non-cash operating activities	5	(5)	—
Changes in receivables	(21)	(8)	(48)
Changes in other current assets	(9)	10	(2)
Changes in current liabilities	(7)	9	50
Changes in other noncurrent assets and liabilities	23	(4)	12
Net cash from operating activities	455	162	82
Cash Flows From (Used In) Investing Activities:
Capital expenditures	(310)	(204)	(79)
Acquisitions	(6)	(2,479)	(315)
Proceeds from sale of assets	—	10	—
Other investing activities	(1)	—	—
Net cash used in investing activities	(317)	(2,673)	(394)
Cash Flows From (Used In) Financing Activities:
Proceeds from debt offering	250	1,300	806
Proceeds from issuance of common units, net of issuance costs	95	1,449	701
Proceeds from issuance of general partner units, net of issuance costs	4	29	8
Quarterly distributions to common and subordinated unitholders	(240)	(148)	(93)
Quarterly distributions to general partner	(68)	(35)	(9)
Distributions to noncontrolling interest	(22)	—	—
Distributions in connection with acquisitions	(250)	(243)	(1,129)
Borrowings under revolving credit agreement	476	646	794
Repayments under revolving credit agreement	(431)	(386)	(794)
Repayments of senior notes	—	(130)	—
Sponsor contributions of equity to the Predecessors	25	31	43
Financing costs	(2)	(32)	(16)
Capital contributions by affiliate	22	26	5
Net cash from (used in) financing activities	(141)	2,507	316
Increase (Decrease) in Cash and Cash Equivalents	(3)	(4)	4
Cash and Cash Equivalents, Beginning of Year	19	23	19
Cash and Cash Equivalents, End of Year	$16	$19	$23
_____________

(a)	Adjusted to include the historical results of the Predecessors. See Notes 1 and 2 for further discussion.

See accompanying notes to combined consolidated financial statements.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description and Nature of Business

Tesoro Logistics LP (“TLLP” or the “Partnership”) is a fee-based, growth-oriented Delaware limited partnership formed in December 2010 by Tesoro Corporation and its wholly owned subsidiary, Tesoro Logistics GP, LLC (“TLGP”), our general partner in December 2010 to own, operate, develop and acquire logistics assets. Unless the context otherwise requires, references in this report to “we,” “us,” “our,” or “ours” refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to “Tesoro” or our “Sponsor” refer collectively to Tesoro Corporation and any of its subsidiaries, other than TLLP, its subsidiaries and its general partner.

Our logistics assets are integral to the success of Tesoro’s refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. We are a full-service logistics company operating primarily in the western and mid-continent regions of the United States. We own and operate a network of crude oil, refined products and natural gas pipelines as well as operate 29 crude oil and refined products truck and marine terminals and provide crude oil and refined product storage capacity. In addition, we own and operate four natural gas processing complexes and one fractionation facility. Our assets are categorized into a Gathering segment, a Processing segment and a Terminalling and Transportation segment.

We generate revenue by charging fees for gathering crude oil and natural gas, for processing natural gas, for terminalling, transporting and storing crude oil, and refined products. We are generally not directly exposed to commodity price risk with respect to any of the crude oil, natural gas, NGLs or refined products that we handle, as part of our normal operations. However, we may be subject to nominal commodity risk exposure due to pipeline loss allowance provisions in many of our pipeline gathering and transportation contracts and a nominal amount of condensate retained as part of our natural gas gathering services. For the NGLs that we handle under “keep-whole” agreements, the Partnership has a fee-based processing agreement with Tesoro which minimizes the impact of commodity price movement during the annual period subsequent to renegotiation of terms and pricing each year. We do not engage in the trading of crude oil, natural gas, NGLs or refined products; therefore we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers’ operations. In 2015, 55% of our revenue was derived from Tesoro primarily under various long-term, fee-based commercial agreements that generally include minimum volume commitments. Refer to Note 9 for more information on major customers and concentrations.

Our gathering systems include crude oil and natural gas pipeline gathering systems in the Bakken Shale/Williston Basin area of North Dakota and Montana (the “Bakken Region”) and the Green River Basin, Uinta Basin and Vermillion Basin in the states of Utah, Colorado and Wyoming (the “Rockies Region”), including:

•	a common carrier crude oil gathering and transportation system in North Dakota and Montana (the “High Plains System”);

•	the Williston Gathering System, which consists of a crude oil and natural gas gathering system located in the Williston Basin, North Dakota;

•	the Uinta Basin Gathering System, which consists of natural gas gathering systems and compression assets located in northeastern Utah;

•	the Green River System, which consists of an integrated natural gas gathering and transportation system;

•	the Vermillion Gathering System, which consists of natural gas gathering and compression assets located in Southern Wyoming, northwest Colorado and northeast Utah;

•	an equity method investment in Three Rivers Gathering, which transports natural gas to our natural gas processing facilities, located in the Uinta Basin; and

•	an equity method investment in Uintah Basin Field Services, which operates gathering pipeline and gas compression assets located in the southeastern Uinta Basin.

Our Processing segment consists of four gas processing complexes and a fractionation facility.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Our Terminalling and Transportation segment consists of:

•	27 crude oil and refined products terminals and storage facilities in the western and midwestern U.S. that are supplied by Tesoro-owned and third-party pipelines, trucks and barges;

•	four marine terminals in California that load and unload vessels;

•
130 miles of pipelines, which transport products and crude oil from Tesoro’s refineries to nearby facilities in Salt Lake City and Los Angeles and a 50% fee interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport;

•
a regulated common carrier products pipeline running from Salt Lake City, Utah to Spokane, Washington and a jet fuel pipeline to the Salt Lake City International Airport (the “Northwest Products Pipeline”);

•	rail-car loading and unloading facilities in Washington and Alaska;

•	a petroleum coke handling and storage facility in Los Angeles; and

•	a regulated common carrier refined products pipeline system connecting Tesoro’s Kenai refinery to terminals in Anchorage, Alaska.

Principles of Consolidation and Basis of Presentation

The accompanying combined consolidated financial statements include the accounts of TLLP and its subsidiaries. All intercompany accounts and transactions have been eliminated. We have evaluated subsequent events through the filing of this Form 8-K. Any material subsequent events that occurred during this time have been properly recognized or disclosed in our financial statements. Certain prior year balances have been reclassified to conform to current year presentation.

In 2015, 2014 and 2013, we entered into various transactions with Tesoro and our general partner, TLGP, pursuant to which TLLP acquired from Tesoro the following:

•
a crude oil and refined products storage tank facility located at Tesoro’s Los Angeles refinery and a 50% fee interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport (the “Los Angeles Assets”) effective November 12, 2015;

•
three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) effective July 1, 2014, for the terminals, storage tanks and rail facilities and effective September 30, 2014, for the refined products pipeline (the “West Coast Logistics Assets Acquisition”);

•
two marine terminals, a marine storage terminal, a products terminal, a petroleum coke handling and storage facility, over 100 miles of active crude oil and refined products pipeline and certain assets and properties related thereto located in Southern California (the “Los Angeles Logistics Assets”) effective December 6, 2013 (the “Los Angeles Logistics Assets Acquisition”);

•
six marketing terminals and storage facilities located in Southern California and certain assets and properties related thereto (the “Los Angeles Terminal Assets”) effective June 1, 2013 (the “Los Angeles Terminal Assets Acquisition”).

Effective July 1, 2016, we entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro and was completed in two phases. On July 1, 2016, we completed the acquisition of the first phase consisting of tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase was completed on September 16, 2016 and consisted of refined product terminals in Anchorage and Fairbanks (together, the “Alaska Storage and Terminalling Assets”). See Note 2 for additional information regarding the acquisitions.

These transactions are collectively referred to as “Acquisitions from Tesoro” and the related assets, liabilities and results of the operations are collectively referred to as the “Predecessors.” TLLP’s combined consolidated financial statements have been retrospectively adjusted to reflect the historical results of operations, balance sheets and cash flows of the Predecessors.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The Acquisitions from Tesoro were transfers between entities under common control. As an entity under common control with Tesoro, we record the assets that we acquire from Tesoro on our consolidated balance sheet at Tesoro’s historical basis instead of fair value. Transfers of businesses between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior periods are retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes of TLLP have been retrospectively adjusted to include the historical results of the assets acquired in the Acquisitions from Tesoro prior to the effective date of each acquisition. Also, there was no financial statement impact related to the Los Angeles Terminal Assets since they were not operated by Tesoro prior to their acquisition by TLLP. See Note 2 for additional information regarding the acquisitions.

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and equity of our Predecessors at historical cost. The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Our Predecessors did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment. Accordingly, the revenues in our Predecessors’ historical combined financial statements relate only to amounts received from third parties for these services and amounts received from affiliates with respect to transportation regulated by the Regulatory Commission of Alaska (“RCA”) for the refined products pipeline included in the West Coast Logistics Assets Acquisition.

Use of Estimates

We prepare our combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses reported and presented as of and for the periods ended. We review our estimates on an ongoing basis using currently available information. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include bank deposits and low-risk short-term investments with original maturities of three months or less at the time of purchase. Cash equivalents are stated at cost, which approximates market value. We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

Receivables

A portion of the Partnership’s accounts receivable is due from Tesoro. Credit for non-affiliated customers is extended based on an evaluation of each customer’s financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, is required. Our allowance for doubtful accounts is based on various factors including current sales amounts, historical charge-offs and specific accounts identified as high risk. After reasonable efforts to collect the amounts have been exhausted, balances are deemed uncollectible and are charged against the allowance for doubtful accounts. Write-offs were immaterial in 2015, 2014 and 2013. The Company does not have any off-balance-sheet credit exposure related to its customers.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering and other allocated employee costs. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects that do not increase the original efficiency, productivity or capacity of property, plant and equipment are expensed as incurred. We capitalize interest as part of the cost of major projects during the construction period. Capitalized interest totaled $9 million, $6 million and $2 million during 2015, 2014 and 2013, respectively, and is recorded as a reduction to net interest and financing costs in our combined consolidated statements of operations.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

We compute depreciation of property, plant and equipment using the straight-line method, based on the estimated useful life of three to 28 years and salvage value of each asset. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for these assets and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation. We depreciate leasehold improvements and property acquired under capital leases over the lesser of the lease term or the economic life of the asset.

Acquisitions

We use the acquisition method of accounting for the recognition of assets acquired and liabilities assumed with acquisitions at their estimated fair values as of the date of acquisition, with the exception of the Acquisitions from Tesoro. As an entity under common control with Tesoro, we record the assets that we acquire from Tesoro on our consolidated balance sheet at Tesoro’s historical basis instead of fair value. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired from third parties is recorded as goodwill. While we use our best estimates and assumptions to measure the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, not to exceed one year from the date of acquisition, any changes in the estimated fair values of the net assets recorded for the acquisitions will result in an adjustment to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our combined consolidated statements of operations. The purchase price for the Rockies Natural Gas Acquisition was finalized as of December 31, 2015.

Acquired Intangibles and Goodwill

Acquired intangibles are recorded at fair value as of the date acquired, and consist of customer relationships obtained in connection with the Rockies Natural Gas Business Acquisition. The value for the identified customer relationships consists of cash flow expected from existing contracts and future arrangements from the existing customer base. We amortize acquired intangibles with finite lives on a straight-line basis over an estimated weighted average useful life of 35 years, and we include the amortization in depreciation and amortization expenses on our combined consolidated statements of operations. Amortization expense of $29 million was included in our financial statements for the year ended December 31, 2015. Amortization expense is expected to be approximately $29 million per year for the next five years beginning January 1, 2016.

Goodwill represents the amount the purchase price exceeds the fair value of net assets acquired in a business combination. We do not amortize goodwill or indefinite-lived intangible assets. We are required, however, to review goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in business circumstances indicate the book value of the assets may not be recoverable. In such circumstances, we record the impairment in loss on asset disposals and impairments in our combined consolidated statements of operations. We review the recorded value of goodwill for impairment on November 1st of each year, or sooner if events or changes in circumstances indicate the carrying amount may exceed fair value using qualitative and/or quantitative assessments at the reporting level. There were no impairments of goodwill during the years ended December 31, 2015, 2014 and 2013.

We recorded $121 million of goodwill in connection with the Rockies Natural Gas Business Acquisition, of which $22 million was included in our Gathering segment and $99 million included in our Processing segment. The goodwill recorded represents future organic growth opportunities, anticipated synergies and intangible assets that did not qualify for separate recognition. Goodwill of $9 million was recorded in conjunction with the acquisition of the Northwest Products Pipeline and the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals (collectively, the “Northwest Products System”) on June 19, 2013, (the “Northwest Products System Acquisition”) from Chevron Pipe Line Company and Northwest Terminalling Company (collectively, “Chevron”) and is included in our Terminalling and Transportation segment.

Impairment of Long-Lived Assets

We review property, plant and equipment and other long-lived assets, including acquired intangibles with finite lives, for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. If this occurs, an impairment loss is recognized for the difference between the asset fair value and net book value. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset and a significant change in the asset’s physical condition or use.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Investment in Unconsolidated Affiliates

For equity investments that are not required to be consolidated under the variable or voting interest model, we evaluate the level of influence we are able to exercise over an entity’s operations to determine whether to use the equity method of accounting. Our judgment regarding the level of control over an equity method investment includes considering key factors such as our ownership interest, participation in policy-making and other significant decisions and material intercompany transactions. Amounts recognized for equity method investments are included in investment in unconsolidated affiliates in our combined consolidated balance sheet and adjusted for our shares of the net earnings and losses of the investee and cash distributions, which are included in our combined consolidated statements of operations and our combined consolidated statements of cash flows. Amounts recognized for earnings in excess of distributions of our equity method investments are included in the operating section of our combined consolidated statements of cash flows. We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. A loss is recorded in earnings in the current period if a decline in the value of an equity method investment is determined to be other than temporary.

The principal unconsolidated affiliates and TLLP’s ownership percentage as of December 31, 2015, were Three Rivers Gathering, L.L.C., in which we own a 50% ownership interest, and Uintah Basin Field Services, L.L.C., in which we own a 38% ownership interest. All entities are limited liability companies engaged in gathering and compressing natural gas.

Financial Instruments

Financial instruments including cash and cash equivalents, receivables, accounts payable and accrued liabilities are recorded at their carrying value. We believe the carrying value of these financial instruments approximates fair value. Our fair value assessment incorporates a variety of considerations, including:

•	the short term duration of the instruments (less than four percent of our trade payables and one percent of our third-party receivables have been outstanding for greater than 90 days); and

•	the expected future insignificance of bad debt expense, which includes an evaluation of counterparty credit risk.

The computation of the percentage of the short-term duration of our third-party receivables excludes amounts that are greater than 90 days related to XTO Energy Inc.’s (“XTO”) legal dispute with QEP Field Services, LLP (“QEPFS”). See further discussion regarding the XTO litigation in Note 11.

The fair value of our senior notes is based on prices from recent trade activity and is categorized in level 2 of the fair value hierarchy. The carrying value and fair value of our debt were approximately $2.9 billion and $2.8 billion at December 31, 2015, respectively, and were both approximately $2.6 billion at December 31, 2014. These carrying and fair values of our debt do not consider the unamortized issuance costs, which are netted against our total debt.

Income Taxes

We are a limited partnership, with the exception of one of our subsidiaries, and are not subject to federal or state income taxes. Our taxable income or loss is included in the federal and state income tax returns of our partners. Taxable income may vary substantially from income or loss reported for financial reporting purposes due to differences in the tax bases and financial reporting bases of assets and liabilities, and due to certain taxable income allocation requirements of the partnership agreement. We are unable to readily determine the net difference in the bases of our assets and liabilities for financial and tax reporting purposes because individual unitholders have different investment bases depending upon the timing and price of acquisition of their partnership units.

Upon the closing of the merger of QEP Midstream Partners, LP (“QEPM”), as discussed further in Note 2, QEP Midstream GP, LLC, the general partner of QEPM and wholly-owned subsidiary of TLLP, made an election to be treated as a corporation for income tax purposes. As a result, we have recognized $1 million of deferred tax expense related to the difference in QEP Midstream GP, LLC’s book and tax basis in its investment in QEPM.

Management is required to evaluate uncertain tax positions taken by the Partnership. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the Internal Revenue Service. Management has analyzed the tax positions taken by the Partnership and has concluded that there are no uncertain positions taken or expected to be taken.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. Our environmental liabilities are estimates using internal and third-party assessments and available information to date. It is possible these estimates will change as additional information becomes available.

We capitalize environmental expenditures that extend the life or increase the capacity of facilities as well as expenditures that prevent environmental contamination. We expense costs that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation. We record liabilities when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. Cost estimates are based on the expected timing and the extent of remedial actions required by governing agencies, experience gained from similar sites for which environmental assessments or remediation have been completed, and the amount of our anticipated liability considering the proportional liability and financial abilities of other responsible parties. Estimated liabilities are not discounted to present value, and environmental expenses are recorded primarily in operating expenses.

As of December 31, 2015, we carry a pollution liability insurance policy, which is subject to a $1 million deductible ($5 million pipeline deductible) and a $150 million loss limit. We record insurance recoveries during the year when recovery is probable and can be reasonably estimated.

Asset Retirement Obligations

An asset retirement obligation (“ARO”) is an estimated liability for the cost to retire a tangible asset. We record AROs at fair value in the period in which we have a legal obligation to incur this liability and can make a reasonable estimate of the fair value of the liability. Cost projections are based on engineering estimates, expected timing, probability of occurrence, experience gained from similar sites for which comparable projects have been completed and other closure costs using our credit-adjusted risk free rate. These estimates will be re-evaluated and adjusted as necessary as more information becomes available. When the liability is initially recorded, the cost is capitalized by increasing the book value of the related long-lived tangible asset. The liability is accreted through operating expenses to its estimated settlement value and the related capitalized cost is depreciated over the asset’s useful life. Settlement dates are estimated by considering our past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs may not be made as settlement dates (or range of dates) associated with these assets are not estimable because we intend to operate and maintain our assets as long as supply and demand for petroleum and natural gas products exists. AROs primarily include regulatory or contractual obligations for the expected future demolition or removal of assets and related hazardous materials, if applicable, located at our leased facilities including the demolition or removal of tanks, pipelines or other equipment. AROs included in our consolidated balance sheets were immaterial at December 31, 2015, and $30 million at December 31, 2014, related to the preliminary purchase price allocation of the Rockies Natural Gas Business Acquisition. Refer to Note 2 for further discussion of the purchase price allocation.

Legal Liabilities

In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations. These matters may involve large or unspecified damages or penalties that may be sought from us and may require years to resolve. We record a liability related to a loss contingency attributable to such legal matters in other current liabilities or other noncurrent liabilities on our consolidated balance sheets, depending on the classification as current or noncurrent if we determine the loss to be both probable and estimable. The liability is recorded for an amount that is management’s best estimate of the loss, or when a best estimate cannot be made, the minimum loss amount of a range of possible outcomes.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Partnership generates revenue by charging fees for gathering crude oil and natural gas, for terminalling, transporting and storing crude oil and refined products and for processing natural gas and natural gas liquids. Revenues are recognized as crude oil, natural gas and refined products are transported through, delivered by, or stored in our pipelines, terminals and storage facility assets and transported by our trucking operations. Processing revenues are generated under long-term contracts with fee-based or “keep-whole” agreements. Under our fee-based agreements, the amount of fee-based revenue we generate is based on the volumes of natural gas that we process at our processing complexes.

The only historic revenues reflected in the financial statements of our Predecessor are amounts received from third-party use of our pipelines and terminals, and amounts received from Tesoro with respect to transportation regulated by the RCA on the refined products pipeline included in the West Coast Logistics Assets Acquisition. Tesoro was not charged fees for services rendered with respect to any terminalling, storage or pipeline transportation services, except as described above, prior to the Acquisitions from Tesoro, as the respective assets were operated as a component of Tesoro’s petroleum refining and marketing businesses.

The Partnership has several streams of revenue. Revenues are recognized as products are shipped through our pipelines and terminals. Billings to customers for obligations under their quarterly minimum revenue commitments (shortfall payments) are recorded as deferred revenue when they have the right to receive future services for these billings. Some of our fee-based agreements provide for fixed demand charges, which are recognized as revenue pursuant to the contract terms.

Revenue is recognized at the earlier of:

•	the customer receiving the services provided by these billings;

•	the expiration of the period in which the customer is contractually allowed to receive the services; or

•	the determination that future services will not be required.

Reimbursements

Pursuant to the Third Amended and Restated Omnibus Agreement (“Amended Omnibus Agreement”) and Carson Assets Indemnity Agreement, Tesoro reimburses the Partnership for pressure testing, required repairs and maintenance identified as a result of the first inspection of certain pipeline and tank assets subsequent to the Acquisitions from Tesoro, as well as maintenance projects identified in the Amended Omnibus Agreement for which the costs were not known at the date of the Acquisitions from Tesoro. These amounts are recorded as a reduction to operating expense within the category labeled imbalance settlement gains, net and reimbursements during the period the costs are incurred and were $34 million, $26 million and $4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

In addition, Tesoro reimburses the Partnership for capital projects identified in the Amended Omnibus Agreement. These amounts are recorded as a capital contribution by affiliate and were $22 million, $26 million and $5 million for the years ended December 31, 2015, 2014 and 2013, respectively.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Imbalances

We experience volume gains and losses, which we sometimes refer to as imbalances, within our pipelines, terminals and storage facilities due to pressure and temperature changes, evaporation and variances in meter readings and in other measurement methods. On our High Plains System, we retain 0.20% of the crude oil shipped on the High Plains Pipeline and we bear any crude oil volume losses in excess of that amount. Under the Second Amended and Restated Master Terminalling Service Agreement with Tesoro, we retain 0.25% of the refined products we handle at certain of our terminals for Tesoro, and bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance settlements resulting from these tariffs or contractual provisions is determined by using the monthly average market prices for the applicable commodity, less a specified discount. The Partnership measures volume losses annually for the terminals and pipelines in the Northwest Products System. We retain 0.125% of the distillates and 0.25% of the other refined products we handle at our terminals on the Northwest Products System and we bear any refined product volume losses in excess of those amounts. The value of any refined product losses is determined by using the annual average market price for the applicable commodity. Any settlements under tariffs or contractual provisions where we bear any crude oil or refined product volume losses in excess of amounts specified reduce our operating and maintenance expenses in the period in which they are realized, to the extent they are within the loss allowance, and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance. For all of other terminals, and under our other commercial agreements with Tesoro, we have no obligation to measure volume losses and have no liability for physical losses.

The combined consolidated balance sheets also include offsetting natural gas imbalance receivables or payables resulting from differences in gas volumes received by customers and gas volumes delivered to interstate pipelines. Natural gas volumes owed to or by TLLP that are subject to tariffs are valued at market index prices, as of the balance sheet dates, and are subject to cash settlement procedures. Other natural gas volumes owed to or by TLLP are valued at the our weighted average cost of natural gas as of the balance sheet dates and are settled in-kind.

Unit-based Compensation

Our general partner provides unit-based compensation to officers and non-employee directors for the Partnership, which includes service and performance phantom unit awards. The fair value of our service phantom unit awards on the date of grant is equal to the market price of our common units. We estimate the grant date fair value of performance phantom unit awards using a Monte Carlo simulation at the inception of the award. We amortize the fair value over the vesting period using the straight-line method. The phantom unit awards are settled in TLLP common units. Expenses related to unit-based compensation are included in general and administrative expenses in our combined consolidated statements of operations. Total unit-based compensation expense totaled $6 million for the year ended December 31, 2015, and $2 million for both 2014 and 2013. The Partnership had 212,310 units available for future grants under the long term incentive plan at December 31, 2015.

Net Earnings per Limited Partner Unit

We use the two-class method when calculating the net earnings per unit applicable to limited partners, because we have more than one participating security. At December 31, 2015, our participating securities consist of common units, general partner units and incentive distribution rights (“IDRs”). Net earnings attributable to the Partnership is allocated between the limited and general partners in accordance with our partnership agreement. We base our calculation of net earnings per unit on the weighted-average number of common and subordinated limited partner units outstanding during the period.

Diluted net earnings per unit includes the effects of potentially dilutive units on our common units, which consist of unvested service and performance phantom units. Basic and diluted net earnings per unit applicable to subordinated limited partners was historically the same, as there were no potentially dilutive subordinated units outstanding. Distributions less than or greater than earnings are allocated in accordance with our partnership agreement.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling Interests

Noncontrolling interests represent third-party ownership in the net assets of our consolidated subsidiaries and are presented as a component of equity and net earnings. Changes in TLLP’s ownership interest in subsidiaries that do not result in deconsolidation are recognized in equity. On December 2, 2014, we completed the Rockies Natural Gas Business Acquisition, which included controlling interests in QEPM and Rendezvous Gas Services, L.L.C. (“Rendezvous Gas”) and the results of QEPM prior to the merger with TLLP. Noncontrolling interest was initially valued primarily based on the market value of public common units outstanding at the acquisition date for QEPM as well as the respective third-party ownership of future cash flows for Rendezvous Gas, based on estimated future volumes and estimated earnings.

New Accounting Standards and Disclosures

Revenue Recognition. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), and has since amended the standard with ASU 2015-14, “Deferral of the Effective Date” ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10, “Identifying Performance Obligations and Licensing,” and ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients.” These standards provide accounting guidance for all revenue arising from contracts to provide goods or services to customers. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption as of January 1, 2017 is permitted; however, we do not intend to adopt early. The standard allows for either full retrospective adoption or modified retrospective adoption. We are currently evaluating the impact of the standard on our financial statements and related disclosures. Based on our initial evaluation, the adoption of the standard is not expected to have a material impact on the amount or timing of revenue recognized.

Pushdown Accounting. In November 2014, the Securities and Exchange Commission released a Staff Accounting Bulletin overturning portions of the interpretive guidance regarding pushdown accounting. Effective November 18, 2014, the new bulletin aligns the existing guidance to the ASU issued by the FASB in October 2014. Under the new guidance, pushdown accounting can be applied in the separate financial statements of the acquired entity upon completion of the acquisition or in a subsequent period. This impacts the stand-alone financial statements of the subsidiary, but does not alter the existing reporting requirements for the parent company to record the acquired assets, liabilities, and non-controlling interests in the combined consolidated financial statements. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period. If pushdown accounting is applied, that election is irrevocable. The SEC responded by rescinding its guidance on pushdown accounting, which had required registrants to apply pushdown accounting in certain circumstances. We applied pushdown accounting to applicable entities acquired as part of the Rockies Natural Gas Business Acquisition when we finalized the purchase price allocation.

Consolidation. In February 2015, the FASB issued ASU 2015-02, “Amendments to the Consolidation Analysis” (“ASU 2015-02”). This standard modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for interim and annual periods beginning after December 15, 2015, and requires either a retrospective or a modified retrospective approach to adoption. We adopted this guidance using the modified retrospective approach as of January 1, 2016 and performed the required reassessments outlined by the guidance. For further information on the results of the reassessments, refer to Note 17, Subsequent Events.

Treatment of Predecessor in EPU calculation. In April 2015, the FASB issued ASU 2015-06 (“ASU 2015-06”), which requires a master limited partnership to allocate earnings or losses of transferred net assets for periods prior to asset purchases from an entity under common control entirely to the general partner when calculating earnings per unit (“EPU”). ASU 2015-06 is effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We elected to adopt this guidance beginning in the first quarter of 2015. Adoption of ASU 2015-06 did not impact the disclosed amounts of earnings per unit attributable to limited partners; however, the allocation of earnings presented in our EPU disclosure for the year ended December 31, 2014 has been modified to conform to the requirements of the final standard.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Debt Issuance Costs. In April 2015, the FASB issued ASU 2015-03, “Interest - Imputation of Interest” (“ASU 2015-03”), which simplified the presentation of debt issuance costs. Under ASU 2015-03, debt issuance costs related to a recognized debt liability is presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability. As a result, our balance sheet reflects a reclassification of unamortized debt issuance costs from other noncurrent assets to debt. ASU 2015-03 is effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We adopted this standard in the first quarter of 2015 and applied the changes retrospectively to prior periods presented. The adoption of this standard resulted in the reclassification of $49 million from other noncurrent assets to debt on the balance sheet at December 31, 2014. Unamortized debt issuance costs of $43 million are recorded as a reduction to debt on the balance sheet at December 31, 2015.

Business Combinations. In September 2015, the FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). The standard requires an acquirer to recognize the cumulative impact of adjustments to provisional purchase price amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The standard also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for interim and annual periods beginning after December 15, 2015, and must be applied prospectively to adjustments that occur after the effective date. We adopted this guidance as of January 1, 2016, with no impact to our financial statements.

Leases. In February 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”), which improves transparency and comparability among organizations by requiring lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts.  It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. At this time, we are evaluating the potential impact of this standard on our financial statements.

Share-based Compensation. In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which simplifies several aspects of the accounting for employee share-based payment transactions including accounting for income taxes, cash flow presentation of tax impacts, forfeitures, and liability versus equity accounting due to statutory tax withholding requirements. ASU 2016-09 is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. As of January 1, 2016, we early adopted ASU 2016-09 and with respect to the guidance on forfeitures, we have elected to continue to estimate forfeitures on the date of grant to account for the estimated number of awards for which the requisite service period will not be rendered. The adoption of ASU 2016-09 had no impact on our financial statements.

Statement of Cash Flows. In August 2016, the FASB issued ASU 2016-15, “Clarification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The amendments in this update should be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application is permitted. At this time, we are evaluating the potential impact of this standard on our financial statements.

NOTE 2 - ACQUISITIONS

2016 Acquisition from Tesoro

Effective July 1, 2016, the Partnership entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro for total consideration of $444 million and was completed in two phases. On July 1, 2016, the Partnership completed the acquisition of the first phase consisting of tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase was completed on September 16, 2016 and consisted of refined product terminals in Anchorage and Fairbanks (together, the “Alaska Storage and Terminalling Assets”). Consideration paid for the first phase was $266 million, comprised of approximately $240 million in cash, financed with borrowings under our secured dropdown credit facility (“Dropdown Credit Facility”), and the issuance of equity to Tesoro with a fair value of $26 million. Consideration paid for the second phase was $178 million, comprised of approximately $160 million in cash, financed with borrowings under the Dropdown Credit Facility, and the issuance of equity to Tesoro with a fair value of $18 million.

To reflect the results of the Predecessor, operating and maintenance expenses were recasted to include additional expense of $4 million, $5 million, and $4 million during the years ended December 31, 2015, 2014 and 2013, respectively. Depreciation and amortization expenses were recasted to include an additional $1 million during each of the years ended December 31, 2015 and

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

2014 and $2 million during the year ended December 31, 2013. Total assets were increased $17 million at both December 31, 2015 and 2014 mostly attributable to net property, plant and equipment associated with the Predecessor with the offset largely included in equity of predecessors on the combined consolidated balance sheets.

2015 Acquisition from Tesoro

On November 12, 2015, the Partnership purchased crude oil and refined product storage and pipeline assets in Los Angeles, California (the “LA Storage and Handling Assets”) owned by subsidiaries of Tesoro Corporation, for a total consideration of $500 million. The Partnership acquired 97 crude oil, feedstock, and refined product storage tanks with combined capacity of 6.6 million barrels and a 50% fee interest in a 16-mile pipeline that transports jet fuel from Tesoro’s Los Angeles refinery to the Los Angeles International Airport. The acquisition price of $500 million included cash of approximately $250 million and the issuance of common and general partner units to Tesoro, valued at approximately $250 million.

Rockies Natural Gas Business Acquisition

On December 2, 2014, the Partnership acquired all of the limited liability company interests of QEPFS for an aggregate purchase price of approximately $2.5 billion in cash (the “Rockies Natural Gas Business Acquisition”). QEPFS is the direct or indirect owner of assets related to, and entities engaged in, natural gas gathering, transportation and processing in or around the Rockies Region and the Bakken Region. TLLP entered into an Agreement and Plan of Merger on April 6, 2015, with TLGP, QEPFS, TLLP Merger Sub LLC (“Merger Sub”), QEPM, and QEP Midstream Partners GP, LLC (“QEPM GP”). In July 2015, TLLP and QEPM completed the transaction, in which the Merger Sub merged with and into QEPM, with QEPM surviving the merger as a wholly-owned subsidiary of TLLP (the “Merger”). QEPM GP remained the general partner of QEPM following the Merger, and all outstanding common units representing limited partnership interests in QEPM other than QEPM Common Units held by QEPFS (the “QEPM Common Units”) were converted into 0.3088 common units representing limited partnership interests in TLLP (the “TLLP Common Units”). The Merger was completed on July 22, 2015, and TLLP issued approximately 7.1 million TLLP Common Units to QEPM unitholders. No fractional TLLP Common Units were issued in the Merger, and holders of QEPM Common Units other than QEPFS received cash in lieu of fractional TLLP Common Units.

At the acquisition date, QEPFS held an approximate 56% limited partner interest in QEPM and 100% of the limited liability company interests of QEPM GP, which itself held a 2% general partner interest and all of the IDRs in QEPM. There was no impact to the purchase price allocation as a result of the Merger.

The acquired assets include natural gas and crude oil gathering and transmission pipelines within the Rockies and Bakken Regions, which are reported in our Gathering segment. Additionally, the acquired assets include four natural gas processing complexes and one fractionation facility, the operations of which are reported in our Processing segment (collectively, the “QEPFS Assets”). All third-party agreements and any contracts associated with these assets were assigned to TLLP for the QEPFS Assets.

In connection with the Rockies Natural Gas Business Acquisition, we closed a registered public offering of 23 million common units, representing limited partner interests in TLLP (the “October 2014 Equity Offering”) to raise $1.3 billion. Additionally, we completed a private offering of $1.3 billion aggregate principal amount of senior notes (the “Senior Notes Offering”) pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended. We used the proceeds from the October 2014 Equity Offering and Senior Notes Offering to repay amounts outstanding under our existing revolving credit facility with the remainder, including amounts borrowed under the amended revolving credit facility (the “Revolving Credit Facility”), to fund the Rockies Natural Gas Business Acquisition and payment of related fees and expenses. Also we paid $16 million of fees for an alternative financing arrangement, which would have been used to fund borrowings in the event we were not able to finance the Rockies Natural Gas Business Acquisition with equity or debt offerings. Refer to Note 8 for further information on the Senior Notes Offering and expansion of our Revolving Credit Facility, and Note 12 for further information on the October 2014 Equity Offering.

Financial Information

We accounted for the Rockies Natural Gas Business Acquisition using the acquisition method of accounting, which requires, among other things, that assets acquired at their fair values and liabilities assumed be recognized on the balance sheet as of the acquisition date. The purchase price allocation for the Rockies Natural Gas Business Acquisition is final and was allocated based on estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

During 2015, we recorded measurement period adjustments, which reduced goodwill by $34 million, after obtaining additional information regarding, among other things, asset valuations and liabilities assumed. The amount was not considered material and therefore prior periods have not been revised. The purchase price allocation was finalized during the fourth quarter of 2015.

The fair value of identifiable intangible assets consisting of customer relationships associated with the acquired natural gas processing and gathering operations at the acquisition date in connection with the Rockies Natural Gas Business Acquisition was $1.0 billion with accumulated amortization of $32 million at December 31, 2015. The value for the identified customer relationships consists of cash flows expected from existing contracts and future arrangements from the existing customer base. The amounts and useful lives associated with these customer relationships were finalized within TLLP’s measurement period of the purchase price allocation.

The table below presents the final purchase price allocation (in millions):

December 31, 2015
Cash	$32
Accounts receivable	120
Prepayments and other	3
Property, plant and equipment	1,695
Intangibles	1,008
Goodwill	121
Investment in unconsolidated affiliates	59
Other noncurrent assets	25
Accounts payable	(56)
Other current liabilities	(53)
Other noncurrent liabilities	(5)
Noncontrolling interest	(433)
Total purchase price	$2,516

As a result of the acquisition, we recognized a total of $121 million of goodwill. The purchase price was assigned to assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition, and any excess was allocated to goodwill, as shown in the table above. Goodwill represents the value we expect to achieve through the implementation of operational synergies and growth opportunities primarily in our processing segment. We completed the allocation of goodwill to our segments in the fourth quarter of fiscal 2015 using the with-and-without approach of the synergy impact to fair value of our reporting units. The allocation of goodwill to our gathering and processing segments was $22 million and $99 million, respectively.

During the years ended December 31, 2015 and 2014, we incurred transaction costs of $2 million and $33 million, respectively, related to the Rockies Natural Gas Business Acquisition directly attributable to the transaction. These costs are included in general and administrative expenses and interest and financing costs, net in our combined consolidated statements of operations.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated results of operations for the years ended December 31, 2014 and 2013, are presented as if the Rockies Natural Gas Business Acquisition had been completed on January 1, 2013. The unaudited pro forma financial information below reflects adjustments to exclude $8 million of nonrecurring accelerated amortization of certain QEPFS deferred issuance costs and the $33 million of transaction costs as a result of the Rockies Natural Gas Business Acquisition for the year ended December 31, 2014.

	Years Ended December 31,
	2014	2013
	(In millions, except per unit amounts)
Revenues	$936	$689
Net earnings	101	55
Net earnings attributable to partners	106	105

Net earnings per limited partner unit:
Common - basic and diluted	$0.77	$1.23
Subordinated - basic and diluted	$1.13	$1.39

2014 Acquisition from Tesoro

On June 23, 2014, we entered into an agreement with Tesoro to acquire certain terminalling and pipeline assets owned by Tesoro and two of its subsidiaries, Tesoro Refining & Marketing Company LLC and Tesoro Alaska Company LLC. Under the terms of the agreement, TLLP acquired the West Coast Logistics Assets for total consideration of $270 million. The operations of the West Coast Logistics Assets are included in our Terminalling and Transportation segment.

On July 1, 2014, we closed on the purchase of the first portion of the West Coast Logistics Assets in exchange for consideration of $241 million, comprised of approximately $214 million in cash, financed with borrowings on our Revolving Credit Facility, the issuance of equity to Tesoro with a fair value of $27 million. The equity was comprised of 370,843 common units and 8,856 general partner units.

TLLP completed the second portion of this acquisition on September 30, 2014, upon receiving the required regulatory approval from the RCA, for cash consideration of $29 million, which was financed with borrowings on our Revolving Credit Facility. The assets consist of all of Tesoro’s membership interests in Tesoro Alaska Pipeline Company LLC, a wholly-owned subsidiary of Tesoro, which owns a refined products pipeline connecting Tesoro’s Kenai refinery to Anchorage, Alaska.

The following are the results of the West Coast Logistics Assets operations, prior to the West Coast Logistics Assets respective acquisitions’ dates on July 1, 2014 and September 30, 2014, for the years ended December 31, 2014 and 2013. The results of the West Coast Logistics Assets, subsequent to each respective acquisition date, have been included in TLLP’s consolidated results.

	Years Ended December 31,
	2014	2013
	(In millions)
Revenues	$6	$8
Total costs and expenses	(10)	(15)
Net loss	$(4)	$(7)

Tesoro retained any current assets and current liabilities related to the West Coast Logistics Assets as of the dates of acquisition. The only historical balance sheet item that transferred to the Partnership in the acquisition was property, plant and equipment, which was recorded by TLLP at historical cost of $29 million.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

We entered into throughput, use and storage agreements with Tesoro for the marketing and storage terminal facilities in connection with the closing of this transaction. The terminalling agreements include a minimum throughput commitment and the storage agreement requires Tesoro to pay a monthly storage services fee. In addition, Tesoro committed to a minimum volume throughput on the refined products pipeline. See Note 3 for additional information regarding commercial agreements and amendments to other agreements with related parties in connection with the acquisition.

Northwest Products System Acquisition

On June 19, 2013, we purchased the Northwest Products System for a total purchase price of $355 million from Chevron. The amount paid at closing was reduced by an advance deposit of $40 million that was paid at the time the asset purchase and sale agreements were executed in December 2012. The Partnership financed the acquisition with proceeds from its registered public offering of common units on January 14, 2013 (the “January 2013 Equity Offering”). The Northwest Products System consists of a products pipeline system running from Salt Lake City, Utah to Spokane, Washington (the “Northwest Products Pipeline”) and three refined products terminals in Boise and Pocatello, Idaho and Pasco, Washington. During the second quarter of 2014, we finalized the assessments of fair values related to the acquisition. The purchase price allocation for the Northwest Products System acquisition is final and is based on estimated fair values of the assets acquired and liabilities assumed at the acquisition date. There were no material purchase price allocation adjustments during 2014.

Pursuant to the regulatory review process associated with the Northwest Products System acquisition, we agreed to divest our legacy refined products terminal in Boise, Idaho (“Boise Terminal”). We completed the sale of the Boise Terminal on March 18, 2014. Net proceeds from the sale were $10 million, which resulted in a gain of $5 million recorded for the year ended December 31, 2014.

The following unaudited pro forma condensed combined consolidated results of operations for the year ended December 31, 2013 are presented as if the Northwest Products System acquisition had been completed on January 1, 2013. The amounts presented below have not been adjusted to include the pro forma results of the Rockies Natural Gas Business Acquisition:

Year Ended December 31, 2013
(In millions, except per unit amounts)
Revenues	$335
Net earnings	23
Net earnings attributable to partners	84

Net earnings per limited partner unit:
Common - basic	$1.56
Common - diluted	$1.56
Subordinated - basic and diluted	$1.46
________________

NOTE 3 - RELATED-PARTY TRANSACTIONS

Commercial Agreements

The Partnership has various long-term, fee-based commercial agreements with Tesoro, under which we provide pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro commits to provide us with minimum monthly throughput volumes of crude oil and refined products.

If, in any calendar month, Tesoro fails to meet its minimum volume commitments under these agreements, it will be required to pay us a shortfall payment. These shortfall payments may be applied as a credit against any amounts due above their minimum volume commitments for up to three months after the shortfall occurs.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Each of these agreements has fees that are indexed annually for inflation, with the exception of the Second Amended and Restated Trucking Transportation Services Agreement (High Plains System), which allows for a quarterly rate adjustment based on a comparison of competitive rates. These commercial agreements with Tesoro include:

	Initiation Date	Term	Renewals	Termination Provisions
				Refinery Shutdown Notice Period (a)	Force Majeure
Transportation Services Agreement (High Plains System)	April 2011	10 years	2 x 5 years	12 months	TLLP can declare (unilateral)
Second Amended and Restated Trucking Transportation Services Agreement (High Plains System)	April 2011	5 years	1 x 5 years
Second Amended and Restated Master Terminalling Services Agreement	April 2011	10 years	2 x 5 years
Amended Salt Lake City Storage and Transportation Services Agreement	April 2011	10 years	2 x 5 years
Amorco Terminal Use and Throughput Agreement (Martinez Marine)	April 2012	10 years	2 x 5 years
Amended Anacortes Track Use and Throughput Agreement	November 2012	10 years	2 x 5 years	N/A
Carson Storage Services Agreement	June 2013	10 years	2 x 5 years
Amended and Restated Master Terminalling Services Agreement - Southern California	June 2013	10 years	2 x 5 years
Long Beach Storage Services Agreement	December 2013	10 years	2 x 5 years
Amended Transportation Services Agreement (SoCal Pipelines)	December 2013	10 years	2 x 5 years
Carson Coke Handling Services Agreement	December 2013	10 years	2 x 5 years
Amended and Restated Long Beach Berth Access Use and Throughput Agreement (b)	December 2013	10 years	2 x 5 years
Long Beach Berth Throughput Agreement (b)	December 2013	10 years	2 x 5 years
Long Beach Pipeline Throughput Agreement	December 2013	10 years	2 x 5 years
Terminalling Services Agreement - Nikiski	July 2014	10 years	2 x 5 years
Terminalling Services Agreement - Anacortes	July 2014	10 years	2 x 5 years
Terminalling Services Agreement - Martinez	July 2014	10 years	2 x 5 years
Storage Services Agreement - Anacortes	July 2014	10 years	2 x 5 years
Martinez Dedicated LPG Storage Agreement	July 2014	10 years	2 x 5 years
Tesoro Alaska Pipeline Throughput Agreement	September 2014	10 years	2 x 5 years
Carson II Storage Services Agreement	November 2015	10 years	2 x 5 years
_______________

(a)	Fixed minimum volumes remain in effect during routine turnarounds.

(b)	Agreement gives Tesoro the option to renew for two five-year terms, or Tesoro may modify the term of the agreements to a twenty-year term by providing notice in accordance with each agreement.

We charge fixed fees based on the total storage capacity of our tanks under several of our agreements with Tesoro. We recognized approximately $105 million, $83 million and $28 million of revenue under these agreements where TLLP was considered to be the lessor during the years ended December 31, 2015, 2014 and 2013, respectively. Committed minimum payments for each of the five years following December 31, 2015, are expected to be approximately $169 million.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Third Amended and Restated Omnibus Agreement

The Partnership entered into an omnibus agreement with Tesoro at the closing of our initial public offering (the “Initial Offering”). The agreement has been amended for each of the Acquisitions from Tesoro and was most recently amended on November 12, 2015, in connection with the acquisition of the LA Storage and Handling Assets. The amendment increased the annual administrative fee payable by the Partnership to Tesoro under the Amended Omnibus Agreement to approximately $9 million as of December 31, 2015, for the provision of various general and administrative services, including executive management, legal, accounting, treasury, human resources, health, safety and environmental, information technology, certain insurance coverage, administration and other corporate services. In addition, the Partnership reimburses Tesoro for all other direct or allocated costs and expenses incurred by Tesoro or its affiliates on its behalf.

Under the Amended Omnibus Agreement, Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering and the subsequent Acquisitions from Tesoro, with the exception of the Los Angeles Terminal Assets Acquisition and Los Angeles Logistics Assets Acquisition, which are covered by the Carson Assets Indemnity Agreement. With respect to assets that we acquired from Tesoro, excluding the Los Angeles Terminal Assets and the Los Angeles Logistics Assets, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of closing. Under the Amended Omnibus Agreement, the aggregate annual deductible for each type of liability (unknown environmental liabilities or title matters) is approximately $1 million, as of December 31, 2015, before we are entitled to indemnification in any calendar year in consideration of the Initial Assets and all subsequent Acquisitions from Tesoro, with the exception of the Los Angeles Terminal Assets Acquisition and the Los Angeles Logistics Assets Acquisition. In addition, with respect to the assets that we acquired from Tesoro, we have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Initial Offering, and the subsequent Acquisitions from Tesoro, and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities. See Note 11 for additional information regarding the Amended Omnibus Agreement.

Anacortes Truck Rack Construction Agreement

The Partnership entered into a construction service agreement (the “Construction Agreement”) with Tesoro, effective July 1, 2014. Under the Construction Agreement, Tesoro constructed a new refined products truck rack at the site of the Partnership’s Anacortes terminal, which was acquired as part of the West Coast Logistics Assets Acquisition. The Partnership paid Tesoro a fee of $22 million, which was reduced from the contractual amount due to delays in the project’s completion. The construction was completed as of October 30, 2015.

Carson Assets Indemnity Agreement

The Partnership entered into the Carson Assets Indemnity Agreement with Tesoro at the closing of the Los Angeles Logistics Assets Acquisition effective December 6, 2013, establishing indemnification for certain matters including known and unknown environmental liabilities arising out of the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the respective acquisition dates.

Under the Carson Assets Indemnity Agreement, Tesoro retained responsibility for remediation of known environmental liabilities due to the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the respective acquisition dates, and has indemnified the Partnership for any losses incurred by the Partnership arising out of those remediation obligations. The indemnification for unknown pre-Closing remediation liabilities is limited to five years. However, with respect to Terminal 2 at the Long Beach marine terminal, which was included in the Los Angeles Logistics Assets Acquisition, the indemnification for unknown pre-closing remediation liabilities is limited to ten years. Indemnification of the Los Angeles Terminal Assets’ and the Los Angeles Logistics Assets’ environmental liabilities is not subject to a deductible. See Note 11 for additional information regarding the Carson Assets Indemnity Agreement.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Keep-Whole Commodity Fee Agreement

Effective December 2, 2014, following the completion of the Rockies Natural Gas Business Acquisition, we began processing gas for certain producers under “keep-whole” processing agreements. Under a “keep-whole” agreement, a producer transfers title to the NGLs produced during gas processing, and the processor, in exchange, delivers to the producer natural gas with a BTU content equivalent to the NGLs removed. The operating margin for these contracts is determined by the spread between NGL sales prices and the price paid to purchase the replacement natural gas (“Shrink Gas”). TLLP entered into a five-year agreement with Tesoro, which transfers the commodity risk exposure associated with these “keep-whole” processing agreements from TLLP to Tesoro (the “Keep-Whole Commodity Agreement”). Under the Keep-Whole Commodity Agreement with Tesoro, Tesoro pays TLLP a processing fee for NGLs related to “keep-whole” agreements and delivers Shrink Gas to the producers on behalf of TLLP. TLLP pays Tesoro a marketing fee in exchange for assuming the commodity risk.

Terms and pricing under this agreement are revised each year. The Keep-Whole Commodity Agreement minimizes the impact of commodity price movement during the annual period subsequent to renegotiation of terms and pricing each year. However, the annual fee we charge Tesoro could be impacted as a result of any changes in the spread between NGL sales prices and the price of natural gas.

Secondment and Logistics Services Agreement

We entered into the Secondment and Logistics Services Agreement (the “Secondment Agreement”) with Tesoro to govern the provision of seconded employees to or from Tesoro, the Partnership, and its subsidiaries, as applicable. The Secondment Agreement also governs the use of certain facilities of the parties by the various entities. The services to be provided by such seconded employees, along with the fees for such services, will be provided on the service schedules attached to the Secondment Agreement. Specialized services and the use of various facilities, along with the fees for such services, will be provided for in service orders to be executed by parties requesting and receiving the service. All fees to be paid pursuant to the Secondment Agreement are indexed for inflation. The total annual fee to the Partnership under the Secondment Agreement is approximately $2 million as of December 31, 2015.

On December 2, 2014, the General Partner and certain of its indirect subsidiaries entered into Amendment No. 1 to the Secondment Agreement (the “Secondment Agreement Amendment”) with Tesoro, pursuant to which these entities joined as parties to the Secondment Agreement dated July 1, 2014, to provide for the secondment of employees to or from those entities and Tesoro.

Summary of Affiliate Transactions

A summary of revenue and expense transactions with Tesoro, including expenses directly charged and allocated to our Predecessors, are as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Revenues	$615	$497	$273
Operating and maintenance expenses	122	100	85
Imbalance settlement gains, net and reimbursements from Tesoro (a)	(42)	(43)	(12)
General and administrative expenses	71	39	20
_______________

(a)
Includes net imbalance settlement gains of $8 million, $17 million and $8 million in the years ended December 31, 2015, 2014 and 2013, respectively. Also includes reimbursements primarily related to pressure testing and repairs and maintenance costs pursuant to the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement of $34 million, $26 million and $4 million in the years ended December 31, 2015, 2014 and 2013, respectively.

Predecessor Transactions. Related-party transactions of our Predecessor were settled through equity. The balance in receivables and accounts payable from affiliated companies represents the amount owed from or to Tesoro related to certain affiliate transactions. Our Predecessor did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment, with the exception of regulatory tariffs charged to Tesoro on the refined products pipeline included in the West Coast Logistics Assets Acquisition.

Distributions. In accordance with our partnership agreement, our limited and general partner interests are entitled to receive quarterly distributions of available cash. We paid quarterly cash distributions to Tesoro, including IDRs, totaling $148 million, $87 million and $44 million in 2015, 2014 and 2013, respectively. On January 20, 2016, we declared a quarterly cash distribution of $0.7800 per unit based on the results of the fourth quarter of 2015, of which $50 million was paid to Tesoro on February 12, 2016.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - NET EARNINGS PER UNIT

The calculation of net earnings per unit is as follows (in millions, except unit and per unit amounts):

	Years Ended December 31,
	2015 (a)	2014 (a)	2013 (a)
Net earnings	$270	$73	$18
Net earnings attributable to noncontrolling interest	(20)	(3)	—
Special allocation of net earnings (“Special Allocation”) (b)	—	7	—
Net earnings, excluding noncontrolling interest (c)	250	77	18
General partner’s distributions	(6)	(5)	(2)
General partner’s IDRs (d)	(69)	(41)	(11)
Limited partners’ distributions on common units	(259)	(157)	(71)
Limited partner’s distributions on subordinated units (e)	—	(14)	(32)
Distributions greater than earnings	$(84)	$(140)	$(98)
General partner’s earnings:
Distributions	$6	$5	$2
General partners IDRs (d)	69	41	11
Allocation of distributions greater than earnings (c)	(23)	(32)	(63)
Total general partner’s earnings (loss)	$52	$14	$(50)
Limited partners’ earnings on common units:
Distributions	$259	$157	$71
Special Allocation	—	(7)	—
Allocation of distributions greater than earnings	(61)	(98)	(23)
Total limited partners’ earnings on common units	$198	$52	$48
Limited partner’s earnings on subordinated units (e):
Distributions	$—	$14	$32
Allocation of distributions greater than earnings	—	(10)	(12)
Total limited partner’s earnings on subordinated units	$—	$4	$20
Weighted average limited partner units outstanding:
Common units - basic	84.7	54.2	31.5
Common unit equivalents	0.1	—	0.1
Common units - diluted	84.8	54.2	31.6
Subordinated units - basic and diluted (e)	—	5.6	15.3
Net earnings per limited partner unit:
Common - basic	$2.33	$0.96	$1.48
Common - diluted	$2.33	$0.96	$1.47
Subordinated - basic and diluted	$—	$0.62	$1.35
________________

(a)	All periods include the historical results of the Predecessors. See Notes 1 and 2 for further discussion.

(b)
Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions fully allocated to the general partner and any special allocations. The adjustment reflects the special allocation to TLLP common unitholders for the premium paid in connection with the redemption of the senior notes during the year ended December 31, 2014.

(c)
In April 2015, the FASB issued ASU 2015-06 concerning historical earnings per unit for master limited partnership drop down transactions. We have revised the historical allocation of general partner earnings to include the Predecessor losses TLLP recognized of $22 million, $29 million, and $62 million during the years ended December 31, 2015, 2014, and 2013. See Note 1 for additional information on the new guidance.

(d)
IDRs entitle the general partner to receive increasing percentages, up to 50%, of quarterly distributions in excess of $0.388125 per unit per quarter. The amount above reflects earnings distributed to our general partner net of $10 million of IDRs for the year ended December 31, 2015, waved by TLGP in connection with the Rockies Natural Gas Business Acquisition. See Note 12 for further discussion related to IDRs.

(e)
On May 16, 2014, the subordinated units were converted into common units on a one-for-one basis and thereafter participate on terms equal with all other common units in distributions of available cash. Distributions and the Partnership’s net earnings were allocated to the subordinated units through May 15, 2014.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

See Note 1 for the method and policies related to the calculation of net earnings per unit. Following payment of the cash distribution for the first quarter of 2014 and the attainment of necessary approvals, the requirements for the conversion of all subordinated units were satisfied under the partnership agreement. The Partnership’s net earnings was allocated to the general partner and the limited partners, including the holders of the subordinated units through May 15, 2014, in accordance with our partnership agreement. The conversion did not impact the amount of the cash distribution paid or the total number of the Partnership’s outstanding units representing limited partner interests.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, were as follows (in millions):

	December 31,
	2015	2014
Gathering	$1,700	$1,507
Processing	565	539
Terminalling and Transportation	1,629	1,563
Other	—	27
Property, Plant and Equipment, at Cost	3,894	3,636
Accumulated depreciation	(427)	(276)
Net Property, Plant and Equipment	$3,467	$3,360

NOTE 6 - INVESTMENTS IN UNCONSOLIDATED AFFILIATES

We do not consolidate any of the assets or liabilities of our equity investees. Our share of net earnings or loss will increase or decrease, as applicable, the carrying value of our investments in unconsolidated affiliates.

For the Uintah Basin Field Services, L.L.C. (“UBFS”) and Three Rivers Gathering, L.L.C. (“TRG”) joint ventures, we determined that these entities do not represent variable interest entities and consolidation was not required. We have the ability to exercise influence over each of these joint ventures through our participation in the management committees, which make all significant decisions. However, since all significant decisions require the consent of the other investor(s) without regard to economic interest, we have determined that we have joint control and have applied the equity method of accounting.

Uintah Basin Field Services, L.L.C.

UBFS, in which we acquired a 38% interest in connection with the Rockies Natural Gas Business Acquisition, is a joint venture between us, Discovery Natural Resources LLC, and Ute Energy Midstream Holdings, LLC (“Ute Energy”) that was originally formed to allow the partners to jointly develop the natural gas gathering infrastructure within a defined area of mutual interest located in the southeastern Uinta Basin. The gathering system is supported by long-term, fee-based gas gathering agreements that contain firm throughput commitments, which generate fees whether or not the capacity is used, and is operated by us. Our investment in UBFS totaled $18 million at both December 31, 2015 and 2014. The carrying amount of our investment in UBFS exceeded the underlying equity in net assets by $8 million at December 31, 2015. The basis difference is being amortized over the useful life of the underlying fixed assets.

Three Rivers Gathering, L.L.C.

We own a 50% interest in TRG located in the southeastern Uinta Basin. TRG was formed with Ute Energy to transport natural gas gathered by UBFS and other third-party volumes to gas processing facilities. The Three Rivers Gathering system is primarily supported by long-term, fee-based gas gathering agreements with minimum volume commitments. Our investment in TRG totaled $41 million and $39 million at December 31, 2015 and 2014, respectively. The carrying amount of our investment in TRG exceeded the underlying equity in net assets by $17 million at December 31, 2015. The basis difference is being amortized over the useful life of the underlying fixed assets.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - OTHER CURRENT LIABILITIES

Other current liabilities are as follows (in millions):

	December 31,
	2015	2014
Legal	$21	$21
Accrued environmental liabilities	21	13
Other	17	35
Total Other Current Liabilities	$59	$69

NOTE 8 - DEBT

Our total debt was comprised of the following (in millions):

	December 31,
	2015	2014
Revolving Credit Facility	$305	$260
Term Loan Facility	250	—
5.500% Senior Notes due 2019	500	500
5.875% Senior Notes due 2020 (a)	470	470
6.125% Senior Notes due 2021	550	550
6.250% Senior Notes due 2022	800	800
Capital lease obligations	8	8
Total Debt	2,883	2,588
Unamortized issuance costs (b)	(39)	(44)
Current maturities	—	—
Debt, less current maturities	$2,844	$2,544
____________

(a)	Unamortized premium of $4 million and $5 million associated with these senior notes are included in unamortized issuance costs at December 31, 2015 and 2014, respectively.

(b)	The Company adopted ASU 2015-03 in the first quarter of 2015 and applied changes retrospectively to the prior period presented. See Note 1 for further discussion.

The aggregate maturities of our debt, including the principal payments of our capital lease obligations, for each of the five years following December 31, 2015 are immaterial in 2016, 2017 and 2018, $806 million in 2019, and $720 million in 2020.

Debt Issuance Costs

We defer debt issuance costs related to our credit agreements and senior notes and amortize the costs over the terms of each instrument using the effective interest method. Amortization of deferred issuance costs, which is included in interest and financing costs, was $8 million, $6 million and $2 million in the years ended December 31, 2015, 2014 and 2013, respectively. We reassess the carrying value of debt issuance costs when modifications are made to the related debt instruments.

Revolving Credit Facility and Dropdown Credit Facility

We amended our Revolving Credit Facility on December 2, 2014, in connection with the Rockies Natural Gas Business Acquisition. Our Revolving Credit Facility provided for total loan availability of $900 million as of December 31, 2015, and we are allowed to request that the loan availability be increased up to an aggregate of $1.5 billion, subject to receiving increased commitments from the lenders. Our Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our consolidated subsidiaries, with the exception of Rendezvous Gas, and secured by substantially all of our assets. Borrowings are available under the Revolving Credit Facility up to the total loan availability of the facility. We had $305 million borrowings outstanding under the Revolving Credit Facility, resulting in a total unused loan availability of $595 million or 66% of the borrowing capacity as of December 31, 2015. The weighted average interest rate for borrowings under our Revolving Credit Facility was 2.92% at December 31, 2015. The Revolving Credit Facility is scheduled to mature on December 2, 2019.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2015, our Revolving Credit Facility was subject to the following:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
Revolving Credit Facility (a)	0.43%	2.50%	3.50%	1.50%	0.50%
____________

(a)
We have the option to elect if the borrowings will bear interest at either, a base rate plus the base rate margin or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. The applicable margin varies based upon a certain leverage ratio, as defined by the Revolving Credit Facility. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate.

On January 29, 2016, we amended our existing secured Revolving Credit Facility. As a result of the amendment, we decreased the aggregate available facility limit from $900 million to $600 million and improved terms relating to pricing and financial covenants. Additionally on January 29, 2016, we syndicated the $1.0 billion secured Dropdown Credit Facility. The primary use of proceeds under this facility will be to fund asset acquisitions. The terms, covenants and restrictions under this facility are substantially the same with our amended secured Revolving Credit Facility.
The secured Revolving Credit Facility and the secured Dropdown Credit Facility ratably share collateral comprised primarily of our property, plant and equipment and both facilities mature on January 29, 2021. In addition, upon an upgrade of our corporate family rating to investment grade, certain covenants and restrictions under each facility will automatically be eliminated or improved.
Covenants. Our secured Revolving Credit Facility and the secured Dropdown Credit Facility, and senior notes contain certain covenants that may, among other things, limit or restrict our ability (as well as those of our subsidiaries) to:

•	incur additional indebtedness and incur liens on assets to secure certain debt;

•	pay and make certain restricted payments;

•	make distributions from its subsidiaries;

•	dispose of assets in excess of an annual threshold amount;

•	in the case of our Revolving Credit Facility, make certain amendments, modifications or supplements to organization documents and material contracts;

•	in the case of the our Revolving Credit Facility, engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into non-arm’s-length transactions with affiliates.

Term Loan

Unsecured Term Loan Facility. We entered into the Unsecured Term Loan Facility on November 12, 2015. The Unsecured Term Loan Facility allowed us to borrow up to an aggregate of $250 million, which we used to fund a portion of the LA Storage and Handling Assets from Tesoro. The Unsecured Term Loan Facility matures December 3, 2020 and may be repaid at any time, but amounts may not be re-borrowed. There were no payments on the borrowings under the Unsecured Term Loan Facility during the year ended December 31, 2015. The borrowings under our Unsecured Term Loan Facility incurred interest at a rate of 3.10% as of December 31, 2015, based on the following expense and fee schedule:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin
Unsecured Term Loan Facility ($250 million) (b)	0.35%	2.75%	3.50%	1.75%
____________

(b)
We can elect the interest rate to apply to the Unsecured Term Loan Facility between a base rate plus the base rate margin, or a Eurodollar rate, for the applicable term, plus the Eurodollar margin at the time of borrowing.

The Unsecured Term Loan Facility contains affirmative and negative covenants, representations and warranties and events of default substantially similar to those set forth in the Revolving Credit Facility. There are no maintenance financial covenants associated with the Unsecured Term Loan Facility.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On February 3, 2016, we repaid the full amount of the Unsecured Term Loan Facility, including accrued interest, with proceeds drawn from the Dropdown Credit Facility. All commitments under the Unsecured Term Loan Facility were terminated effective with the repayment.

Senior Notes

5.500% Senior Notes due 2019. In October 2014, we completed a private offering of $1.3 billion aggregate principal amount of senior notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Senior Notes Offering”). The Senior Notes Offering consisted of $500 million of 5.500% Senior Notes due in 2019 (the “2019 Notes”) and $800 million of 6.250% Senior Notes due in 2022 (the “2022 Notes”). The proceeds from the 2019 Notes were used to repay amounts outstanding under our Revolving Credit Facility related to the West Coast Logistics Assets Acquisition. The remaining net proceeds from the 2019 Notes were used in conjunction with the net proceeds from the 2022 Notes and the October 2014 Equity Offering to fund the Rockies Natural Gas Business Acquisition.

The 2019 Notes have no sinking fund requirements. We may redeem some or all of the 2019 Notes prior to September 15, 2019, at a make-whole price, and at par thereafter, plus accrued and unpaid interest. The 2019 Notes are unsecured and guaranteed by all of our consolidated subsidiaries, with the exception of Rendezvous Gas and Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

We agreed to complete a registered exchange offer to exchange the 2019 Notes for debt securities with substantially identical terms within 18 months of the closing date of the Senior Notes Offering.

5.875% Senior Notes due 2020. On December 17, 2013, we completed a private offering of $250 million aggregate principal amount of the 5.875% Senior Notes due 2020 (the “December 2013 Debt Offering”) pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended. The December 2013 Debt Offering was issued under the Indenture governing the $350 million of our 5.875% Senior Notes due 2020 issued on September 14, 2012 (the “September 2012 Debt Offering”) and has the same terms as the September 2012 Debt Offering. The December 2013 Debt Offering was issued at 102.25% of face value for an effective rate of 5.334%. The proceeds of the December 2013 Debt Offering were used to repay the amounts outstanding under our Revolving Credit Facility, which were used to fund a portion of the Los Angeles Logistics Assets Acquisition, to pay for the fees and expenses related to the December 2013 Debt Offering and for general partnership purposes.

The 2020 Notes have no sinking fund requirements. We may redeem some or all of the 2020 Notes, prior to October 1, 2016, at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the 2020 Notes may be redeemed at premiums equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest. The 2020 Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and any subsidiaries acquired with the Rockies Natural Gas Business Acquisition, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

In August 2014, we completed a public offering of 2.1 million common units representing limited partner interests, at a price of $67.47 per unit (the “August 2014 Equity Offering”). We used the net proceeds of $142 million from the August 2014 Equity Offering for the redemption of $130 million of the Senior Notes due 2020, and to pay accrued interest and premiums of $4 million and $7 million, respectively. TLGP reimbursed the payment of premiums, which was reflected as a contribution by TLGP as it relates to its ownership of our common units. The $7 million of premiums and $3 million of expenses of unamortized debt issuance costs were included in interest and financing costs, net.

Registration Rights Agreement and Exchange Offer. In July 2014, we completed an offer to exchange $250 million of our unregistered Senior Notes due 2020 from the December 2013 Debt Offering for an equal principal amount of 5.875% Senior Notes due 2020 (the “Exchange Note”) that were registered under the Securities Act of 1933, as amended. The terms of the Exchange Note are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the unregistered note for which it was exchanged, except that the Exchange Note generally is not subject to transfer restrictions. The exchange offer fulfills all of the requirements of the Registration Rights Agreement for the unregistered note.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

6.125% Senior Notes due 2021. We completed a private offering of $550 million aggregate principal amount of the 6.125% Senior Notes due 2021 in August 2013. The proceeds of this offering were used to repay the amounts outstanding under our Revolving Credit Facility, which were used to fund a significant portion of the Los Angeles Terminal Assets Acquisition, and to pay a portion of the fees and expenses related to the offering of the 2021 Notes.

The 2021 Notes have no sinking fund requirements. We may redeem some or all of the 2021 Notes, prior to October 15, 2016, at a make-whole price plus accrued and unpaid interest, if any. On or after October 15, 2016, the 2021 Notes may be redeemed at premiums equal to 4.594% through October 15, 2017; 3.063% from October 15, 2017 through October 15, 2018; 1.531% from October 15, 2018 through October 15, 2019; and at par thereafter, plus accrued and unpaid interest. We will have the right to redeem up to 35% of the aggregate principal amount at 106.125% of face value with proceeds from certain equity issuances through October 15, 2016. The 2021 Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer and any subsidiaries acquired with the Rockies Natural Gas Business Acquisition, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

6.250% Senior Notes due 2022. In connection with the Senior Notes Offering in October 2014, we issued $800 million of 6.250% Senior Notes due in 2022. The proceeds from the 2022 Notes were used to fund a portion of the Rockies Natural Gas Business acquisition.

The 2022 Senior Notes have no sinking fund requirements. We may redeem some or all of the 2022 Notes prior to October 15, 2018, at a make-whole price, plus any accrued and unpaid interest. On or after October 15, 2018, the 2022 Notes may be redeemed at premiums equal to 3.125% through October 15, 2019; 1.563% from October 15, 2019 through October 15, 2020; and at par thereafter, plus accrued and unpaid interest. We will have the right to redeem up to 35% of the aggregate principal amount at 106.25% of face value with proceeds from certain equity issuances through October 15, 2017. The 2022 Notes are unsecured and guaranteed by all of our consolidated subsidiaries, with the exception of Rendezvous Gas and Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

We agreed to complete a registered exchange offer to exchange the 2022 Notes for debt securities with substantially identical terms within 18 months of the closing date of the Senior Notes Offering.

Capital Lease Obligations

Our capital lease obligations relate to two leases of facilities used for trucking operations in North Dakota with initial terms of 15 years, with five-year renewal options and a right of way with an initial term of 31 years. The total cost of assets under capital leases was $9 million for both December 31, 2015 and 2014 and accumulated amortization was $2 million and $1 million at December 31, 2015 and 2014, respectively. We include the amortization of the cost of assets under capital leases in depreciation and amortization expenses in our combined consolidated statements of operations.

Future minimum annual lease payments, including interest for the capital lease were (in millions):

December 31, 2015
2016	$1
2017	1
2018	1
2019	1
2020	1
Thereafter	7
Total minimum lease payments	12
Less amount representing interest	(4)
Capital lease obligations	$8

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

Tesoro accounted for 55%, 83% and 87% of our total revenues in the years ended December 31, 2015, 2014 and 2013, respectively. No revenue was recorded for the Predecessors for transactions with Tesoro in the Terminalling and Transportation segment, except for the RCA tariffs charged to Tesoro on the refined products pipeline included in the acquisition of the West Coast Logistics Assets. QEP Resources accounted for 16% of our total revenues in the year ended December 31, 2015.

NOTE 10 - BENEFIT PLANS

Employees supporting our operations participate in the benefit plans and the employee thrift plan of Tesoro. Tesoro allocates expense to the Partnership for costs associated with the benefit plans based on the salaries of Tesoro’s employees that provide services to the Partnership as a percentage of total Tesoro salaries. The Predecessors were allocated expenses for costs associated with the benefit plans primarily based on the percentage of the Predecessors’ allocated salaries compared to Tesoro’s total salaries. Our portion of our Sponsor’s employee benefit plan expenses was $23 million, $14 million and $9 million for the years ended December 31, 2015, 2014 and 2013, respectively. These employee benefit plan expenses and the related payroll costs are included in operating and maintenance expenses and general and administrative expenses in our combined consolidated statements of operations and include amounts allocated to the Predecessors.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Leases, Purchase Obligations and Other Commitments

Future minimum annual payments applicable to all non-cancellable operating leases and purchase obligations as of December 31, 2015, are as follows (in millions):

	Payments Due by Period
	2016	2017	2018	2019	2020	Thereafter	Total
Operating leases	$12	$10	$9	$8	$7	$63	$109
Purchase obligations	85	84	84	84	84	61	482
Total	$97	$94	$93	$92	$91	$124	$591

We have various cancellable and non-cancellable operating leases related to land, trucks, terminals, right-of-way permits and other operating facilities. In general, these leases have remaining primary terms up to 20 years and typically contain multiple renewal options. Total lease expense for all operating leases, including leases with a term of one month or less, was $10 million, $8 million and $6 million for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 8 for information related to our capital leases. See Note 3 for a discussion of revenue recognized under agreements where TLLP is considered the lessor.

Our purchase obligations include enforceable and legally binding service agreement commitments that meet any of the following criteria: (1) they are non-cancellable, (2) we would incur a penalty if the agreement was canceled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services. If we can unilaterally terminate the agreement simply by providing a certain number of days’ notice or by paying a termination fee, we have included the termination fee or the amount that would be paid over the notice period. Contracts that can be unilaterally terminated without a penalty are not included. Future purchase obligations primarily include fixed charges under the Amended Omnibus Agreement and the Secondment Agreement Amendment. Our Amended Omnibus Agreement remains in effect between the applicable parties until a change in control of the Partnership. As we are unable to estimate the termination of the omnibus agreement, we have included the fees for each of the five years following December 31, 2015 for the Amended Omnibus Agreement for disclosure purposes in the table above. Total expense under these service agreements was $175 million, $117 million and $56 million for the years ended December 31, 2015, 2014 and 2013, respectively. In addition to these purchase commitments, we also have minimum contractual capital spending commitments for approximately $53 million in 2016.

Indemnification

Under the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement, Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering and the subsequent Acquisitions from Tesoro.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Under the Amended Omnibus Agreement, with respect to assets that we acquired from Tesoro, excluding the Los Angeles Terminal Assets and the Los Angeles Logistics Assets, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of closing. Under the Amended Omnibus Agreement, the aggregate annual deductible for each type of liability (unknown environmental liabilities or title matters) is approximately $1 million, as of December 31, 2015, before we are entitled to indemnification in any calendar year in consideration of the Initial Assets and all subsequent Acquisitions from Tesoro, with the exception of the Los Angeles Terminal Assets Acquisition and the Los Angeles Logistics Assets Acquisition. In addition, with respect to the assets that we acquired from Tesoro, we have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Initial Offering, and the subsequent Acquisitions from Tesoro, and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities. The indemnification for unknown environmental matters under the Initial Offering expired on April 26, 2016.

Under the Carson Assets Indemnity Agreement, Tesoro retained responsibility for remediation of known environmental liabilities due to the use or operation of the Los Angeles Terminal Assets and the Los Angeles Logistics Assets prior to the acquisition dates, and has indemnified the Partnership for any losses incurred by the Partnership arising out of those remediation obligations. The indemnification for unknown pre-closing remediation liabilities is limited to five years. However, with respect to Terminal 2 at the Long Beach marine terminal, which was included in the Los Angeles Logistics Assets Acquisition, the indemnification for unknown pre-closing remediation liabilities is limited to ten years. Indemnification of the Los Angeles Terminal Assets’ and the Los Angeles Logistics Assets’ environmental liabilities are not subject to a deductible.

Other Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. The outcome of these matters cannot always be predicted accurately, but TLLP will accrue liabilities for these matters if the amount is probable and can be reasonably estimated. Contingencies arising after the closing of the Initial Offering from conditions existing before the Initial Offering, and the subsequent Acquisitions from Tesoro that have been identified after the closing of each transaction, will be recorded in accordance with the indemnification terms set forth in the Amended Omnibus Agreement and the Carson Assets Indemnity Agreement. Any contingencies arising from events after the Initial Offering, and the subsequent Acquisitions from Tesoro, will be the responsibility of TLLP.

Environmental Liabilities

Changes in our environmental liabilities for the years ended December 31, 2015 and 2014, were as follows (in millions):

	Tioga Crude Oil Pipeline Release	Other Liabilities	Total
Balance at December 31, 2014	$25	$7	$32
Additions	24	1	25
Expenditures	(22)	(2)	(24)
Balance at December 31, 2015	$27	$6	$33

Tioga, North Dakota Crude Oil Pipeline Release. In September 2013, the Partnership responded to the release of crude oil in a rural field northeast of Tioga, North Dakota (the “Crude Oil Pipeline Release”). The environmental liabilities related to the Crude Oil Pipeline Release include amounts estimated for remediation activities that will be conducted to restore the site for agricultural use. We accrued an additional $24 million during the year ended December 31, 2015 to reflect improved scope definition and estimates, which resulted in an increase in the total estimated cost associated with the project. This incident was covered by our pollution liability insurance policy, subject to a $1 million deductible and a $25 million loss limit in place at that time. Pursuant to this policy, there were no insurance recovery receivables related to the Crude Oil Pipeline Release at December 31, 2015, and $18 million at December 31, 2014. The estimated remediation costs of $66 million exceeded our policy loss limit by $41 million as of December 31, 2015. We received insurance proceeds of $18 million and $7 million in reimbursement of costs incurred during the years ended December 31, 2015 and 2014, respectively.

Costs to comply with a safety order related to the Crude Oil Pipeline Release issued by the Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation (“PHMSA”) are not expected to have a material adverse effect on our liquidity, financial position, or results of operations.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Chevron Diesel Pipeline Release. On March 18, 2013, Chevron detected and responded to the release of diesel fuel (the “Diesel Pipeline Release”) that occurred near Willard, Utah on the Northwest Products System. As a result of this release, a Corrective Action Order (the “CAO”) was issued on March 22, 2013 by PHMSA. Chevron retained financial and operational responsibility to remediate the site of the Diesel Pipeline Release, including the payment of any monetary fines and penalties assessed by any government authority arising from this incident, prior to and subsequent to the date of acquisition until June 19, 2015. On March 6, 2015, PHMSA issued a closure letter indicating that we complied with all the terms of the CAO and that no further action is required. We have recognized $4 million and $6 million in environmental remediation liabilities at December 31, 2015 and 2014, respectively, representing our best estimate of liabilities remaining for all assets acquired from Chevron.

Legal

Questar Gas Company v. QEP Field Services Company. Prior to Rockies Natural Gas Business Acquisition, QEPFS’ former affiliate, Questar Gas Company (“QGC”) and its affiliate Wexpro, filed a complaint on May 1, 2012, asserting claims for breach of contract, breach of implied covenant of good faith and fair dealing, and an accounting and declaratory judgment related to a 1993 gathering agreement (the “1993 Agreement”) executed when the parties were affiliates. Tesoro Logistics has agreed to indemnify QEPFSC for this claim under the acquisition agreement for QEPFS. Under the 1993 Agreement, certain of Tesoro Logistics’ systems provide gathering services to QGC charging an annual gathering rate, which is based on the cost of service calculation. QGC is disputing the annual calculation of the gathering rate, which has been calculated in the same manner since 1998, without objection by QGC. QGC continues to net disputed amounts from its monthly payments of the gathering fees, which were $20 million at December 31, 2015. In December 2014, the trial court granted a partial summary judgment in favor of QGC on the issues of the appropriate methodology for certain of the cost of service calculations. As a result of the summary judgment, the Partnership assumed a $21 million liability for estimated damages in excess of the amount QGC has netted for disputed amounts. Issues regarding other calculations, the amount of damages and certain counterclaims in the litigation remain open pending a trial on the merits. On March 22, 2016, the parties in this dispute entered into a settlement and release agreement resolving all remaining issues and associated counter claims in exchange for TLLP’s payment of $15 million.

XTO Energy Inc. v. QEP Field Services Company. Prior to the Rockies Natural Gas Business Acquisition, XTO filed a complaint against QEPFS on January 30, 2014, asserting claims for breach of contract, breach of implied covenant of good faith and fair dealing, unjust enrichment and an accounting and declaratory judgment related to a 2010 gas processing agreement (the “XTO Agreement”). Tesoro Logistics processes XTO’s natural gas on a firm basis under the XTO Agreement. The XTO Agreement requires Tesoro Logistics to transport, fractionate and market XTO’s natural gas liquids derived from XTO’s processed gas. XTO is seeking monetary damages related to Tesoro Logistics allocation of charges related to XTO’s share of natural gas liquid transportation, fractionation and marketing costs associated with shortfalls in contractual firm processing volumes. On March 29, 2016, the parties entered into a settlement and release agreement related to payments withheld by XTO unrelated to the allocation of charges they are challenging. Under the settlement and release agreement, XTO agreed to pay all historical undisputed charges by April 15, 2016 less the allocated charges they are challenging, $29 million at September 30, 2016, and to thereafter tender all similar undisputed charges timely. On April 15, 2016, XTO remitted a $21 million settlement payment related to all undisputed amounts. While we cannot currently estimate the final amount or timing of the resolution of this matter and the disputed amounts, we believe the outcome will not have a material impact on our liquidity, financial position, or results of operations.

On October 7, 2015, we received an offer to settle a Notice of Violation (“NOV”) from the North Dakota Department of Health (“NDDOH”). The NOV was issued on March 21, 2015, and alleges violations of water pollution regulations as a result of a release of crude oil that occurred near Tioga, North Dakota on our gather and transportation pipeline system in September 2013. While we are currently negotiating a settlement with NDDOH, we cannot currently estimate the timing of the resolution of this matter. The ultimate resolution of this matter will not have a material impact on our liquidity, financial position, or results of operations.

Other than described above, we do not have any other material outstanding lawsuits, administrative proceedings or governmental investigations.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EQUITY

We had 61,033,211 common public units outstanding as of December 31, 2015. Additionally, Tesoro owned 32,445,115 of our common units, and 1,900,515 of our general partner units (the 2% general partner interest) as of December 31, 2015, which together constitutes a 36% ownership interest in us.

Subordinated Unit Conversion

Following payment of the cash distribution for the first quarter of 2014 and the attainment of necessary approvals, the requirements for the conversion of all subordinated units were satisfied under the partnership agreement. As a result, effective May 16, 2014, 15.3 million subordinated units were converted into common units on a one-for-one basis and thereafter participate on terms equal with all other common units in distributions of available cash. The conversion of the subordinated units did not impact the amount of cash distributions paid by the Partnership or the total number of its outstanding units.

ATM Program

On June 25, 2014, we filed a prospectus supplement to our shelf registration statement filed with the SEC in 2012, authorizing the continuous issuance of up to an aggregate of $200 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “2014 ATM Program”). The 2014 ATM Program expired during the second quarter of 2015. During the year ended December 31, 2015, we issued an aggregate of 819,513 common units under our 2014 ATM Program, generating proceeds of approximately $46 million before issuance costs. The net proceeds from sales under the 2014 ATM Program were used for general partnership purposes, which included debt repayment, future acquisitions, capital expenditures and additions to working capital.

On August 24, 2015, we filed a prospectus supplement to our shelf registration statement filed with the Securities and Exchange Commission on August 6, 2015, authorizing the continuous issuance of up to an aggregate of $750 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “2015 ATM Program”). During the year ended December 31, 2015, we issued an aggregate of 1,137,533 common units under our 2015 ATM Program, generating proceeds of approximately $59 million before issuance costs. The net proceeds from sales under the 2015 ATM Program were used for general partnership purposes, which included debt repayment, future acquisitions, capital expenditures and additions to working capital.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. Costs associated with the issuance of securities are allocated to all unitholders’ capital accounts based on their ownership interest at the time of issuance.

Allocations of Net Earnings

Our partnership agreement contains provisions for the allocation of net earnings and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss will be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions fully allocated to the general partner and any special allocations.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the allocation of the general partner’s interest in net earnings (in millions, except percentage of ownership interest):

	Years Ended December 31,
	2015	2014	2013
Net earnings attributable to partners	$272	$99	$80
General partner’s IDRs	(69)	(41)	(11)
Special Allocation	—	7	—
Net earnings available to partners	$203	$65	$69
General partner’s ownership interest	2.0%	2.0%	2.0%
General partner’s allocated interest in net earnings	$5	$2	$1
General partner’s IDRs	69	41	11
Allocation of Predecessor impact to general partner interest	(22)	(29)	(62)
Total general partner’s interest in net earnings (loss)	$52	$14	$(50)

The table below summarizes the changes in the number of units outstanding through December 31, 2015 (in million units).

	Common	Subordinated	General Partner	Total
Balance at December 31, 2012	20.5	15.3	0.7	36.5
Issuance in January 2013 used primarily to fund Northwest Products Acquisition	9.8	—	0.2	10.0
Issuance in June 2013 in connection with LA Terminal Assets Acquisition	1.4	—	—	1.4
Issuance in November 2013 to fund the LA Logistics Assets Acquisition	6.3	—	—	6.3
Issuance in December 2013 in connection with LA Logistics Assets Acquisition	1.1	—	0.2	1.3
Balance at December 31, 2013	39.1	15.3	1.1	55.5
Issuances under ATM Program	0.2	—	—	0.2
Conversion in May 2014 of Tesoro’s subordinated units to common units	15.3	(15.3)	—	—
Issuance in July 2014 in connection with the West Coast Logistics Assets acquisition	0.3	—	—	0.3
Issuance in August 2014 used primarily to redeem a portion of our 5.875% Senior Notes due 2020	2.1	—	—	2.1
Issuance in October 2014 to fund the Rockies Natural Gas Business Acquisition	23.0	—	0.5	23.5
Unit-based compensation awards	0.1	—	—	0.1
Balance at December 31, 2014	80.1	—	1.6	81.7
Issuances under ATM Program	1.9	—	—	1.9
Issuance in July 2015 to effect the QEPM Merger (a)	7.1	—	—	7.1
Issuance in November 2015 in connection with the LA Storage and Handling Assets acquisition (b)	4.3	—	0.3	4.6
Unit-based compensation awards	0.1	—	—	0.1
Balance at December 31, 2015	93.5	—	1.9	95.4
_______________

(a)	On July 22, 2015, we issued common units to QEPM unitholders upon completion of the Merger discussed in Note 2.

(b)	On November 12, 2015, we issued common units to Tesoro and TLGP in connection with the completion of the LA Storage and Handling Assets discussed in Note 2.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Incentive Distribution Rights

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under marginal percentage interest in distributions are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute, up to and including the corresponding amount in the column total quarterly distribution per unit target amount. The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. For illustrative purposes, the percentage interests set forth below for our general partner assume that there are no arrearages on common units, our general partner has contributed any additional capital necessary to maintain its 2% general partner interest and our general partner owns all of the IDRs.

	Total quarterly distribution per unit target amount	Marginal percentage interest in distributions
		Unitholders	General Partner	Incentive Distribution Rights
Minimum Quarterly Distribution	$0.337500	98%	2%	—
First Target Distribution	Above $0.337500 up to $0.388125	98%	2%	—
Second Target Distribution	Above $0.388125 up to $0.421875	85%	2%	13%
Third Target Distribution	Above $0.421875 up to $0.506250	75%	2%	23%
Thereafter	Above $0.506250	50%	2%	48%

Cash distributions

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the limited partner unitholders and general partner will receive. In accordance with our partnership agreement, on January 20, 2016, we declared a quarterly cash distribution, based on the results of the fourth quarter of 2015, totaling $98 million, or $0.7800 per limited partner unit. This distribution was paid on February 12, 2016 to unitholders of record on February 2, 2016.

The allocation of total quarterly cash distributions to general and limited partners is as follows for the years ended December 31, 2015, 2014 and 2013 (in millions). Our distributions are declared subsequent to quarter end; therefore, the following table represents total cash distributions applicable to the period in which the distributions are earned.

	Years Ended December 31,
	2015	2014	2013
General partner’s distributions:
General partner’s distributions	$6	$5	$2
General partner’s IDRs (a)	69	41	11
Total general partner’s distributions	$75	$46	$13

Limited partners’ distributions:
Common	$259	$157	$71
Subordinated	—	14	32
Total limited partners’ distributions	259	171	103
Total Cash Distributions	$334	$217	$116
____________

(a)	In connection with the Rockies Natural Gas Business Acquisition, our general partner waived its right to $10 million of general partner distributions with respect to IDRs during 2015.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure of cash activities includes interest paid, net of capitalized interest, of $137 million, $73 million and $23 million for the years ended December 31, 2015, 2014 and 2013, respectively. Supplemental disclosure of non-cash activities is as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Assets received for deposit paid in prior period	$—	$—	$40
Capital expenditures included in accounts payable at period end	32	62	12
Capital leases and other	—	4	5
Predecessors’ net liabilities not assumed by Tesoro Logistics LP	3	1	15
Receivable from affiliate for capital expenditures	6	3	1

NOTE 14 - OPERATING SEGMENTS

Our revenues are derived from three operating segments: Gathering, Processing, and Terminalling and Transportation. In 2014, we introduced a new reporting segment (Processing) for the processing assets acquired in the Rockies Natural Gas Business Acquisition. In addition we modified our previous Crude Oil Gathering segment to encompass all gathering operations, including the natural gas transmission assets acquired in the Rockies Natural Gas Business Acquisition. See Note 1 for a description of our operating segments and assets.

Our revenues are generated from commercial agreements we have entered into with Tesoro, under which Tesoro pays us fees, and from third-party contracts for gathering crude oil and natural gas, processing natural gas and distributing, transporting and storing crude oil, refined products, natural gas and NGLs. The commercial agreements with Tesoro are described in Note 3. We do not have any foreign operations.

The operating segments adhere to the accounting polices used for our combined consolidated financial statements, as described in Note 1. Our operating segments are strategic business units that offer different services in different geographical locations. We evaluate the performance of each segment based on its respective operating income. Certain general and administrative expenses and interest and financing costs are excluded from segment operating income as they are not directly attributable to a specific operating segment. Identifiable assets are those used by the segment, whereas other assets are principally cash, deposits and other assets that are not associated with a specific operating segment.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Segment information relating to continuing operations is as follows:

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Revenues
Gathering:
Affiliate	$89	$105	$88
Third-party	250	30	2
Total Gathering	339	135	90
Processing:
Affiliate	96	7	—
Third-party	182	16	—
Total Processing	278	23	—
Terminalling and Transportation:
Affiliate (a)	430	385	185
Third-party	65	57	38
Total Terminalling and Transportation	495	442	223
Total Segment Revenues	$1,112	$600	$313
Segment Operating Income
Gathering	$142	$47	$34
Processing	105	6	—
Terminalling and Transportation	221	167	40
Total Segment Operating Income	468	220	74
Unallocated general and administrative expenses	(54)	(39)	(17)
Interest and financing costs, net	(150)	(109)	(39)
Equity in earnings of unconsolidated affiliates	7	1	—
Earnings Before Income Taxes	$271	$73	$18

Capital Expenditures
Gathering	$213	$156	$52
Processing	15	4	—
Terminalling and Transportation	68	90	34
Total Capital Expenditures	$296	$250	$86
____________

(a)
Our Predecessors did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment for assets acquired in the Acquisitions from Tesoro prior to the effective date of each acquisition, except for the RCA tariffs charged to Tesoro on the refined products pipeline included in the acquisition of the West Coast Logistics Assets.

Total identifiable assets by operating segment were as follows (in millions):

	December 31,
	2015	2014
Identifiable Assets
Gathering	$1,850	$1,694
Processing	1,619	1,612
Terminalling and Transportation	1,419	1,406
Other	21	107
Total Identifiable Assets	$4,909	$4,819

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarters
	First	Second	Third	Fourth	Total Year
2015	(In millions, except per unit amounts)
Total revenues	$263	$275	$282	$292	$1,112
Operating and maintenance expenses	99	111	113	132	455
Operating income	103	104	105	102	414
Net earnings	69	67	70	64	270
Limited partners’ interest in net earnings	50	50	53	46	199
Net earnings per limited partner unit (a):
Common - basic	$0.63	$0.60	$0.62	$0.49	$2.33
Common - diluted	$0.63	$0.60	$0.62	$0.49	$2.33
2014
Total revenues	$127	$133	$150	$190	$600
Operating and maintenance expenses	59	68	78	108	313
Operating income	54	42	55	30	181
Net earnings (loss)	36	25	27	(15)	73
Limited partners’ interest in net earnings (loss)	35	26	20	(25)	56
Net earnings (loss) per limited partner unit (a):
Common - basic	$0.64	$0.45	$0.33	$(0.34)	$0.96
Common - diluted	$0.64	$0.45	$0.33	$(0.34)	$0.96
Subordinated - basic and diluted	$0.64	$0.45	$—	$—	$0.62
____________

(a)	The sum of four quarters may not equal annual results due to rounding or the quarterly number of shares outstanding.

NOTE 16 - CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Separate condensed consolidating financial information of Tesoro Logistics LP (the “Parent”), subsidiary guarantors and non-guarantors are presented below. QEPFS, our wholly-owned subsidiary acquired on December 2, 2014, and certain of its subsidiaries were elected guarantors of these obligations in January 2015. As of December 31, 2015, TLLP and certain subsidiary guarantors have fully and unconditionally guaranteed our registered 2020 Senior Notes and 2021 Senior Notes. As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information, which should be read in conjunction with the accompanying combined consolidated financial statements and notes thereto. The December 31, 2014 balance sheet has been adjusted to conform to the guarantor structure as of December 31, 2015, and now includes QEPM and Green River Processing, LLC within the guarantor subsidiaries column as a result of the Merger. This information is provided as an alternative to providing separate financial statements for guarantor subsidiaries. Separate financial statements of the Partnership’s subsidiary guarantors are not included because the guarantees are full and unconditional and these subsidiary guarantors are wholly-owned and are jointly and severally liable for TLLP’s outstanding senior notes. The separate condensed consolidating financial information is presented using the equity method of accounting for investments in subsidiaries. Intercompany transactions between subsidiaries are presented gross and eliminated in the consolidating adjustments column.

The parent company of the Partnership has no independent assets or operations and, prior to the Rockies Natural Gas Business Acquisition, the Partnership’s operations were only conducted by wholly-owned guarantor subsidiaries, other than Tesoro Logistics Finance Corp., an indirect wholly-owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of any debt securities. The guarantees are full and unconditional and joint and several, subject to certain automatic customary releases, including sale, disposition, or transfer of the capital stock or substantially all of the assets of a subsidiary guarantor, exercise of legal defeasance option or covenant defeasance option, and designation of a subsidiary guarantor as unrestricted in accordance with the applicable indenture. There were no significant restrictions on the ability of the Partnership or any guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of the Partnership or its guarantors represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act. As a result, we have not provided condensed consolidating financial information for the year ended December 31, 2013.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations
for the Year Ended December 31, 2015
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
Revenues
Affiliate	$—	$615	$28	$(28)	$615
Third-party	—	492	5	—	497
Total Revenues	—	1,107	33	(28)	1,112
Costs and Expenses
Operating and maintenance expenses	19	463	1	(28)	455
Imbalance settlement gains, net and reimbursements	—	(40)	—	—	(40)
General and administrative expenses	29	73	—	—	102
Depreciation and amortization expenses	2	162	16	—	180
Loss on asset disposals and impairments	—	1	—	—	1
Total Costs and Expenses	50	659	17	(28)	698
Operating Income (Loss)	(50)	448	16	—	414
Interest and financing costs, net	—	(140)	(10)	—	(150)
Equity in earnings of unconsolidated affiliates	—	7	—	—	7
Equity in earnings of subsidiaries	300	3	—	(303)	—
Income tax expense	—	(1)	—	—	(1)
Net Earnings	$250	$317	$6	$(303)	$270

Loss attributable to Predecessors	22	—	—	—	22
Net earnings attributable to noncontrolling interest	—	(17)	(3)	—	(20)
Net earnings attributable to partners	$272	$300	$3	$(303)	$272
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations
for the Year Ended December 31, 2014
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
Revenues
Affiliate	$6	$491	$2	$(2)	$497
Third-party	—	103	—	—	103
Total Revenues	6	594	2	(2)	600
Costs and Expenses
Operating and maintenance expenses	32	283	—	(2)	313
Imbalance settlement gains, net and reimbursements	—	(43)	—	—	(43)
General and administrative expenses	37	37	—	—	74
Depreciation and amortization expenses	3	75	1	—	79
Gain on asset disposals and impairments	—	(4)	—	—	(4)
Total Costs and Expenses	72	348	1	(2)	419
Operating Income (Loss)	(66)	246	1	—	181
Interest and financing costs, net	—	(105)	(4)	—	(109)
Equity in earnings of unconsolidated affiliates	—	1	—	—	1
Equity in earnings (loss) of subsidiaries	136	(3)	—	(133)	—
Net Earnings (Loss)	$70	$139	$(3)	$(133)	$73

Loss attributable to Predecessors	29	—	—	—	29
Net earnings attributable to noncontrolling interest	—	(3)	—	—	(3)
Net earnings (loss) attributable to partners	$99	$136	$(3)	$(133)	$99
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet as of December 31, 2015
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$11	$2	$3	$—	$16
Receivables, net
Trade	—	138	1	—	139
Affiliate	5	80	—	—	85
Other	—	—	—	—	—
Prepayments and other	4	8	—	—	12
Total Current Assets	20	228	4	—	252
Net property, plant and equipment	17	3,087	363	—	3,467
Intangibles	—	976	—	—	976
Goodwill	—	111	19	—	130
Investment in unconsolidated affiliates	—	58	—	—	58
Investments in subsidiaries	4,929	284	—	(5,213)	—
Long-term intercompany receivable	—	381	—	(381)	—
Other noncurrent assets	1	25	—	—	26
Total Assets	$4,967	$5,150	$386	$(5,594)	$4,909

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable
Trade	$2	$82	$—	$—	$84
Affiliate	3	45	—	—	48
Accrued interest and financing costs	31	—	—	—	31
Other current liabilities	22	37	—	—	59
Total Current Liabilities	58	164	—	—	222
Long-term intercompany payable	363	—	18	(381)	—
Other noncurrent liabilities	—	49	—	—	49
Debt	2,836	8	—	—	2,844
Equity - TLLP	1,710	4,929	284	(5,213)	1,710
Equity - Noncontrolling interest	—	—	84	—	84
Total Liabilities and Equity	$4,967	$5,150	$386	$(5,594)	$4,909
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet as of December 31, 2014
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—	$17	$2	$—	$19
Receivables, net
Trade	—	121	1	—	122
Affiliate	3	66	—	—	69
Other	—	18	—	—	18
Prepayments and other	3	4	—	—	7
Total Current Assets	6	226	3	—	235
Net property, plant and equipment	56	2,918	386	—	3,360
Intangibles	—	973	—	—	973
Goodwill	—	164	—	—	164
Investment in unconsolidated affiliates	—	57	—	—	57
Investments in subsidiaries	4,233	302	—	(4,535)	—
Long-term intercompany receivable	—	191	1	(192)	—
Other noncurrent assets	—	30	—	—	30
Total Assets	$4,295	$4,861	$390	$(4,727)	$4,819

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable
Trade	$8	$133	$—	$—	$141
Affiliate	3	50	—	—	53
Accrued interest and financing costs	28	—	—	—	28
Other current liabilities	24	45	—	—	69
Total Current Liabilities	63	228	—	—	291
Long-term intercompany payable	192	—	—	(192)	—
Other noncurrent liabilities	—	43	2	—	45
Debt	2,536	8	—	—	2,544
Equity - TLLP	1,504	4,233	302	(4,535)	1,504
Equity - Noncontrolling interest	—	349	86	—	435
Total Liabilities and Equity	$4,295	$4,861	$390	$(4,727)	$4,819
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
for the Year Ended December 31, 2015
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
Cash Flows From (Used In) Operating Activities
Net cash from (used in) operating activities	$(38)	$499	$22	$(28)	$455
Cash Flows From (Used In) Investing Activities
Capital expenditures	(4)	(306)	—	—	(310)
Acquisitions	—	2	(8)	—	(6)
Investments in subsidiaries	(45)	—	—	45	—
Other investing activities	(1)	—	—	—	(1)
Net cash used in investing activities	(50)	(304)	(8)	45	(317)
Cash Flows From (Used In) Financing Activities
Proceeds from debt offering	250	—	—	—	250
Proceeds from issuance of common units, net of issuance costs	95	—	—	—	95
Proceeds from issuance of general partner units, net of issuance costs	4	—	—	—	4
Distributions to noncontrolling interest	—	(15)	(7)	—	(22)
Distributions in connection with acquisitions	(250)	—	—	—	(250)
Quarterly distributions to unitholders	(240)	—	—	—	(240)
Quarterly distributions to general partner	(68)	—	(28)	28	(68)
Repayments under revolving credit agreement	(431)	—	—	—	(431)
Borrowings under revolving credit agreement	476	—	—	—	476
Contributions by parent	—	45	—	(45)	—
Intercompany borrowings (payments)	218	(240)	22	—	—
Sponsor contributions of equity to the Predecessors	25	—	—	—	25
Financing costs	(2)	—	—	—	(2)
Capital contributions by affiliate	22	—	—	—	22
Net cash from (used in) financing activities	99	(210)	(13)	(17)	(141)
Increase (Decrease) in Cash and Cash Equivalents	11	(15)	1	—	(3)
Cash and Cash Equivalents, Beginning of Year	—	17	2	—	19
Cash and Cash Equivalents, End of Year	$11	$2	$3	$—	$16
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
for the Year Ended December 31, 2014
(In millions)

	Parent (a)	Guarantor Subsidiaries	Non-Guarantors	Consolidating Adjustments	Consolidated
Cash Flows From (Used In) Operating Activities
Net cash from (used in) operating activities	$(46)	$210	$(2)	$—	$162
Cash Flows From (Used In) Investing Activities
Capital expenditures	(7)	(197)	—	—	(204)
Acquisitions	—	(2,175)	(304)	—	(2,479)
Investments in subsidiaries	(2,510)	—	—	2,510	—
Distributions to parent	16	(16)	—	—	—
Proceeds from sale of assets	—	10	—	—	10
Net cash used in investing activities	(2,501)	(2,378)	(304)	2,510	(2,673)
Cash Flows From (Used In) Financing Activities
Proceeds from debt offering	1,300	—	—	—	1,300
Proceeds from issuance of common units, net of issuance costs	1,449	—	—	—	1,449
Proceeds from issuance of general partner units, net of issuance costs	29	—	—	—	29
Distributions in connection with acquisitions	(243)	—	—	—	(243)
Quarterly distributions to unitholders	(148)	—	—	—	(148)
Quarterly distributions to general partner	(35)	—	—	—	(35)
Repayments under revolving credit agreement	(386)	—	—	—	(386)
Borrowings under revolving credit agreement	646	—	—	—	646
Repayments of senior notes	(130)	—	—	—	(130)
Contributions by parent	—	2,205	305	(2,510)	—
Intercompany borrowings (payments)	17	(20)	3	—	—
Sponsor contributions of equity to the Predecessors	31	—	—	—	31
Financing costs	(32)	—	—	—	(32)
Capital contributions by affiliate	26	—	—	—	26
Net cash from financing activities	2,524	2,185	308	(2,510)	2,507
Increase (Decrease) in Cash and Cash Equivalents	(23)	17	2	—	(4)
Cash and Cash Equivalents, Beginning of Year	23	—	—	—	23
Cash and Cash Equivalents, End of Year	$—	$17	$2	$—	$19
____________

(a)	Amounts attributable to Predecessors have been reflected in the Parent column.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENTS

Rendezvous Gas

We have a 78% interest in Rendezvous Gas, which owns and operates the infrastructure that transports gas from certain fields to several re-delivery points in southwestern Wyoming, including natural gas processing facilities that are owned by us or a third party. Prior to 2016, we consolidated Rendezvous Gas, however, upon our reassessment performed in conjunction with the adoption of ASU 2015-02 as of January 1, 2016, we determined Rendezvous Gas represents a variable interest entity to us for which we are not the primary beneficiary. Under the limited liability company agreement, we do not have voting rights commensurate with our economic interest due to veto rights available to our partner in Rendezvous Gas. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the members’ gas servicing agreements, require unanimous approval of the members. For amounts consolidated in our financial statements as of and for the year ended December 31, 2015, refer to the amounts shown in the Non-Guarantor column in the condensed consolidating financial information presented in Note 16 referenced herein.

Senior Notes Exchange

On February 26, 2016, the Partnership commenced an offer to exchange (the “Exchange”) its existing unregistered 5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022 (together, “Unregistered Notes”) for an equal principal amount of 5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022 (the “Exchange Notes”), respectively, that were registered under the Securities Act of 1933, as amended. On April 14, 2016, the Exchange was completed for all of the 2019 Notes and substantially all of the 2022 Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the Unregistered Notes for which they were exchanged, except that the Exchange Notes generally are not subject to transfer restrictions. The Exchange fulfills all of the requirements of the registration rights agreements for the Unregistered Notes as discussed in Note 8.

Senior Notes Issuance

On May 9, 2016, we completed a registered offering of $250 million aggregate principal amount of 6.125% Senior Notes due 2021 (the “2021 Senior Notes”) and $450 million aggregate principal amount of 6.375% Senior Notes due 2024 (“2024 Notes”). We used the proceeds of the offering of the 2021 Senior Notes to repay amounts outstanding under our Dropdown Credit Facility and the proceeds of the offering of the 2024 Notes to repay amounts outstanding under our Revolving Credit Facility and for general partnership purposes.

The 2021 Senior Notes were issued under the same indenture governing the existing $550 million of the 6.125% Senior Notes due 2021 issued in August 2013 and have the same terms as those senior notes. The 2021 Senior Notes have no sinking fund requirements. The 2021 Senior Notes may be redeemed at premiums equal to 4.594% through October 15, 2017; 3.063% from October 15, 2017 through October 15, 2018; 1.531% from October 15, 2018 through October 15, 2019; and at par thereafter, plus accrued and unpaid interest. The 2021 Senior Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

The 2024 Notes have no sinking fund requirements. We may redeem some or all of the 2024 Notes, prior to May 1, 2019, at a make-whole price plus accrued and unpaid interest, if any. On or after May 1, 2019, the 2024 Notes may be redeemed at premiums equal to  4.781% through May 1, 2020; 3.188% from May 1, 2020 through May 1, 2021; 1.594% from May 1, 2021 through May 1, 2022; and at par thereafter, plus accrued and unpaid interest. We will have the right to redeem up to 35% of the aggregate principal amount at 106.375% face value with proceeds from certain equity issuances through May 1, 2019. The 2024 Notes are unsecured and guaranteed by all of our subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Tesoro, except for TLGP, and contain customary terms, events of default and covenants for an issuance of non-investment grade securities.

Unit Issuance

We closed a registered public offering of 6,325,000 common units representing limited partner interests, including the over-allotment option exercised by the underwriter for the purchase of an additional 825,000 common units, at a public offering price of $47.13 per unit on June 10, 2016. The net proceeds of $293 million are expected to be used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

TESORO LOGISTICS LP
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

ATM Program

On August 24, 2015, we filed a prospectus supplement to our shelf registration statement filed with the SEC on August 6, 2015, authorizing the continuous issuance of up to an aggregate of $750 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, referred to as our “ATM Program”). During the nine months ended September 30, 2016, we issued an aggregate of 1,492,637 common units under our ATM Program, generating proceeds of approximately $72 million before issuance costs. The net proceeds from sales under the ATM Program will be used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Cash Distributions

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the limited partner unitholders and general partner will receive. The table below summarizes the quarterly distributions:

Quarter Ended	Quarterly Distribution Per Unit	Total Cash Distribution including general partner IDRs (in millions)	Date of Distribution	Unitholders Record Date
March 31, 2016	$0.810	$108	May 13, 2016	May 2, 2016
June 30, 2016	0.842	123	August 12, 2016	August 2, 2016
September 30, 2016 (a)	0.875	131	November 14, 2016	November 4, 2016

(a)	This distribution was declared on October 18, 2016 and was paid on the date of distribution.

North Dakota Gathering and Processing Assets Acquisition

On November 21, 2016, the Partnership agreed to acquire crude oil, natural gas and produced water gathering systems and two natural gas processing facilities from Whiting Oil and Gas Corporation, GBK Investments, LLC and WBI Energy Midstream, LLC (the “North Dakota Gathering and Processing Assets”) for total consideration of approximately $700 million. The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing capacity and 18,700 barrels per day (“bpd”) of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota.

The acquisition, which is subject to customary closing conditions including regulatory approval, is anticipated to close early in the first quarter of 2017.

Northern California Terminalling and Storage Assets Acquisition

Effective November 21, 2016, the Partnership entered into an agreement to acquire terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) from subsidiaries of Tesoro for a total consideration of $400 million, comprised of $360 million in cash financed with borrowings under the Partnership’s acquisition credit facility, and the issuance of equity securities of the Partnership with a fair value of approximately $40 million. The Northern California Terminalling and Storage Assets include 5.5 million barrels of crude oil, feedstock, and refined product storage capacity at Tesoro’s Martinez Refinery along with the Avon marine terminal capable of handling 35,000 bpd of feedstock and refined product throughput. In connection with the acquisition, Tesoro and TLLP entered into long-term, fee-based storage and throughput and use agreements.